Exhibit 10.65

FOURTH AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT

OF

Soluna DVSL ComputeCo, LLC

Dated as of March 10, 2023

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Section 11.4	Waivers and Modifications	52
Section 11.5	Severability	52
Section 11.6	Successors; No Third-Party Beneficiaries	52
Section 11.7	Entire Agreement	52
Section 11.8	Governing Law	52
Section 11.9	Further Assurances	53
Section 11.10	Counterparts	53
Section 11.11	Dispute Resolution	53
Section 11.12	Confidentiality and Publicity	54
Section 11.13	Joint Efforts	54
Section 11.14	Recourse Only to Party	54
Section 11.15	Rule of Interpretation Regarding Manager Deliveries	54
Section 11.16	Effectiveness	54

Annex 1	Members and Membership Interests	1
Schedule 4.2(d)	Initial Capital Accounts	1
Exhibit A	Form of Class A Membership Interest Certificate	1
Exhibit B	Form of Assignment and Assumption Agreement	1

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FOURTH AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT

OF

SOLUNA DVSL COMPUTECO, LLC

This Fourth Amended and Restated Limited Liability Company Agreement of Soluna DVSL ComputeCo, LLC, a Delaware limited liability company (the “Company”), is dated as of March 10, 2023, by and among the Company, Soluna DV Devco, LLC, a Nevada limited liability company (“Developer”), Soluna Holdings, Inc., a Nevada corporation (“Soluna” or “Parent”), and Soluna SLC Fund I Projects Holdco, LLC, a Delaware limited liability company ( “Spring Lane”). Each of the Company, Developer, Spring Lane and Soluna shall be referred to herein as a “Party” and collectively as the “Parties”.

RECITALS

1. The Company was formed by the filing of a Certificate of Formation with the Secretary of State of the State of Delaware on January 26, 2022 (the “Certificate of Formation”).

2. The Company has been formed to construct, own, operate and maintain one or more variable data centers or crypto-mining centers.

3. Soluna Computing, Inc. (“SCI”) entered into a Limited Liability Company Agreement of the Company on July 8, 2022, which was amended and restated by that certain Amended and Restated Limited Liability Company Agreement, dated as of August 5, 2022, by and among the Parties, and that certain Second Amended and Restated Limited Liability Company Agreement, dated as of February 10, 2023, by and among the Parties and that certain Third Amended and Restated Limited Liability Company Agreement, dated as of March 3, 2023, by and among the Parties (the “Existing LLCA”).

4. The Company, Developer, Soluna and Spring Lane desire to enter into this Agreement to amend and restate the Existing LLCA, and to describe the respective rights and obligations of Members, and to describe the management of the Company and of the respective project companies.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

AGREEMENT

Section 1.1 Definitions. As used in this Agreement, the following terms have the respective meanings set forth below:

“Act” means the Delaware Limited Liability Company Act, Delaware Code Ann. 6, Sections 18-101, et seq. and any successor statute, as the same may be amended from time to time.

“Adjusted Capital Account” shall mean the balance in a Capital Account maintained for a Member as of the end of each fiscal year as adjusted under Section 5.2, and further (i) increased by any amounts which such Member is obligated to restore pursuant to any provision of this Agreement or is treated as being obligated to restore pursuant to Treasury Regulations Section 1.704-1(b)(2)(ii)(c), or is deemed to be obligated to restore pursuant to the penultimate sentences of Treasury Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5); and (ii) decreased by the items described in Treasury Regulations Sections 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5), and 1.704-1(b)(2)(ii)(d)(6). The foregoing definition of Adjusted Capital Account is intended to comply with the provisions of Treasury Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

“Adjusted Capital Account Deficit” shall mean, with respect to any Member, the deficit balance, if any, in such Member’s Adjusted Capital Account as of the end of the relevant fiscal year.

“Administrative Services Agreement” has the meaning established in the Contribution Agreement.

“Affiliate” of a specified Person means any Person that directly or indirectly through one or more intermediaries controls, is controlled by, or is under common control with, such specified Person. As used in this definition of Affiliate, the term “control” of a specified Person including, with correlative meanings, the terms, “controlled by” and “under common control with,” means (a) the ownership, directly or indirectly, of 50% or more of the equity interest in a Person; or (b) the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise; with respect to a Class B Member, a “Class B Affiliate” shall constitute an “Affiliate.”

“Agreement” means this Fourth Amended and Restated Limited Liability Company Agreement (including all annexes, schedules and exhibits hereto), as the same may be amended, supplemented or replaced from time to time.

“Annual Budget” means, with respect to the Company, a budget in respect of each Fiscal Year, setting forth good faith estimations of income and expenses, and, if reasonably requested, specifying reasonable reserves, in each case in accordance with Prudent Industry Practice to the extent applicable or relevant.

“Applicable Laws” means all applicable laws of any Governmental Authority, and any applicable ordinances, judgments, decrees, injunctions, guidance, writs and orders of like actions of any Governmental Authority and rules and regulations of any federal, regional, state, county, municipal or other Governmental Authority.

“Applicable Tax Rate” means the combined effective federal, state and local income tax rate applicable to the Members as determined by the Manager (assuming that all of the Members are individuals paying taxes at the maximum applicable federal income tax rates and a 5% combined state and local income tax rate).

“Approved Sale” has the meaning established in Section 9.9(c).

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“Asset Administrator” has the meaning in the Contribution Agreement.

“Business Day” has the meaning established in the Contribution Agreement.

“Calculation Dispute” has the meaning established in Section 11.1(b).

“Capital Account” has the meaning established in Section 4.2(a).

“Capital Commitment” means, for any Member, the commitment to contribute capital to the Company as provided herein to the extent, if any, that the conditions for such contributions have been satisfied or waived, as required.

“Capital Contribution” means, with respect to any Member, the amount of cash and the initial Gross Asset Value of any property contributed to the Company with respect to the Membership Interests in the Company held by such Member.

“Certificate of Formation” has the meaning established in the preamble to this Agreement.

“Class A Member” means a Member holding one or more Class A Membership Interests.

“Class A Member Contribution Cap” means, with respect to the Class A Member, the Capital Commitment up to an aggregate of US$100, as provided in the Contribution Agreement.

“Class A Membership Interests” has the meaning established in Section 3.1(b).

“Class B Affiliate” means a Person that is (i) an investment vehicle managed by a Class B Member or an Affiliate of such Class B Member, or (ii) an Affiliate of a Class B Member, or (iii) a general partner of a Class B Member, a limited partner of a Class B Member, or an owner of a Class B Member.

“Class B Member” means a Member holding one or more Class B Membership Interests.

“Class B Member Contribution Cap” means, (i) with respect to Spring Lane, the Capital Commitment of up to such amount equal to (a) the total aggregate amount of Capital Contributions funded by Spring Lane as of March 10, 2023 plus (b) US$3,000,000, and (ii) with respect to Soluna, the Capital Commitment of up to such amount equal to (a) the total aggregate amount of Capital Contributions funded by Soluna as of March 10, 2023 plus (b) US$1,500,000, each as provided in the Contribution Agreement.

“Class B Member Corporate Investment Vehicle” means any Class B Member that is a corporation or entity that has “checked the box” to be treated as a corporation for U.S. federal income tax purposes and any corporation or entity that has “checked the box” to be treated as a corporation for U.S. federal income tax purposes formed by any Class B Member or any Affiliate thereof that holds, directly or indirectly (including through the Class B Member), Membership Interests of the Company and each of their respective transferees or Affiliates designated by such Class B Member Corporate Investment Vehicle to be included as a the Class B Member Corporate Investment Vehicle.

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“Class B Membership Interests” has the meaning established in Section 3.1(b).

“Code” means the Internal Revenue Code of 1986, as amended, or any successor federal tax statute.

“Company” has the meaning established in the introductory paragraph.

“Confidential Information” has the meaning established in Section 11.12(a).

“Consent of the Members” means an affirmative vote of the Requisite Class B Members.

“Contribution Agreement” means that certain Contribution Agreement by and between the Company, Spring Lane, Parent and Developer, dated as of the Effective Date and as amended from time to time.

“Contribution Cap” means, for each Member, its Class A Member Contribution Cap or Class B Member Contribution Cap as applicable.

“Depreciation” means for each Fiscal Year or part thereof, an amount equal to the depreciation, amortization or other cost recovery deduction allowable for federal income tax purposes with respect to an asset, except that if the Gross Asset Value of an asset differs from its adjusted basis at the beginning of such Fiscal Year, then the depreciation, amortization or other cost recovery deduction shall be an amount that bears the same ratio to such Gross Asset Value as the federal income tax depreciation, amortization or other cost recovery deduction for the period bears to the adjusted tax basis. If the asset has a zero adjusted tax basis, then the depreciation, amortization or other cost recovery deduction shall be determined under a method reasonably selected by the Manager and the Requisite Class B Members.

“Designated Individual” has the meaning established in Section 7.7(a).

“Developer” has the meaning established in the preamble to this Agreement.

“Dispute” has the meaning established in Section 11.11 (a).

“Disputing Member” has the meaning established in Section 11.11(a).

“Disqualified Transferee” means any entity that:

(a)	has, directly or indirectly, its principal/controlling office in a country that is subject to economic/political sanctions imposed by the United States for terrorism, terrorist activity financing, arms proliferation (nuclear, chemical, biological or otherwise), export control violations, narcotics trafficking, money laundering, and other similar reasons, such that the transfer would be unlawful;

(b)	the business (or any portion thereof) of which is involved in illegal narcotics, arms or terrorism or the export of technology in violation of export control laws; or

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(c)	has been convicted of a money laundering offense or terrorist activity financing offense.

“Dissolution Event” has the meaning established in Section 10.1.

“Distributable Cash” means, as of any Distribution Date, all Available Cash Flow (as defined in Section 6.7) less reserves in respect of expenses of the Company expected to be incurred in the following Quarter not to exceed amounts for such Quarter shown in the applicable Annual Budget then in effect.

“Distribution Date” means March 31, June 30, September 30 and December 31 of each year (or if such day is not a Business Day, the next Business Day).

“Effective Date” means August 5, 2022.

“EPC Agreement” has the meaning established in the Contribution Agreement.

“Equity Interests” means any shares, membership interests, participations, or other equivalent ownership interest in a Person, including any and all options, warrants, rights or convertible securities to purchase or other rights to acquire any of the foregoing.

“Estimated Tax Amount” means, for a Fiscal Year (or fiscal period), a Member’s Tax Amount for such Fiscal Year (or fiscal period) as estimated from time to time by the Manager acting in good faith.

“Fair Market Value” with respect to any asset means the price at which the asset would change hands between a willing buyer and a willing seller, neither being under any compulsion to buy or to sell, and both having reasonable knowledge of the relevant facts and taking into account the full useful life of the asset and if installed and operating at the time of determination, as installed and operating. When used in connection with the value of the Company, Fair Market Value shall mean the value of the entire Company as a going concern, and not the liquidation value of its assets.

“Financing Documents” has the meaning established in the Contribution Agreement.

“Fiscal Year” has the meaning established in Section 7.9.

“For Reason” shall mean (i) fraud, deceit, gross negligence or willful misconduct by the Manager in the conduct of its duties the Company or any Affiliate of the Company, (ii) breach by Manager of any material term of this Agreement, as determined by the Requisite Class B Members, or (iii) a proceeding is commenced in respect of the Manager or the Parent relating to bankruptcy, insolvency, reorganization or relief of debtors, or the Manager seeks appointment of a receiver, trustee, custodian or other similar official for all or any part of Manager’s or Parent’s property, and any such action that is not dismissed or terminated within sixty (60) days of commencement; provided, however, that in the case of clause (ii), Manager shall have the opportunity to cure such breach within 30 days of the earlier of (a) receiving written notice from any Member of such breach, and (b) the date on which the Manager was obligated to notify any Member of the circumstances regarding such breach if the Manager has not delivered such notice on or prior to such date as required under the Transaction Documents; provided, further, that if such breach cannot be cured within such period, and the Managing Member is proceeding with diligence to cure such breach, the 30-day cure period shall be extended by an additional 60 days, for a total cure period of 90 days.

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“Force Majeure Event” means, solely as to the performance by a Party hereto of its obligations hereunder, any event or circumstance which wholly or partly prevents or delays such Party in the performance of any material obligation arising under this Agreement, but only if and to the extent: (a) such event is not within the reasonable control, directly or indirectly, of the Party claiming such Force Majeure Event; (b) the Party claiming such Force Majeure Event has taken all reasonable precautions and measures in order to prevent or avoid such event or mitigate the effect of such event on its ability to perform its obligations under this Agreement, and which by the exercise of due diligence the Party claiming such Force Majeure Event could not reasonably have been expected to avoid and which by the exercise of due diligence it has been unable to overcome; and (c) such event is not the direct or indirect result of the negligence or the failure of, or caused by, the Party claiming such Force Majeure Event.

“GAAP” means (i) generally accepted accounting principles in the United States of America as in effect from time to time, consistently applied; or (ii) upon agreement of the Parties, internationally recognized generally accepted accounting principles, consistently applied.

“Governmental Authority” has the meaning established in the Contribution Agreement.

“Gross Asset Value” means, with respect to any asset, the asset’s adjusted tax basis for federal income tax purposes, except as follows:

(a) the initial Gross Asset Value of any asset contributed by a Member to the Company shall be the Fair Market Value of such asset as of the date of contribution; provided that the initial Gross Asset Values of the assets contributed to the Company pursuant to Section 4.2(d) shall be as shown in Schedule 4.2(d);

(b) the Gross Asset Values of all Company assets shall be adjusted to equal their respective Fair Market Values at the times described in Section 4.2(c);

(c) the Gross Asset Value of any item of Company assets distributed to any Member shall be adjusted to equal the Fair Market Value of such asset on the date of distribution;

(d) the Gross Asset Values of all Company assets shall be adjusted to reflect any adjustments to the adjusted basis of such assets pursuant to Sections 734(b) or 743(b) of the Code, but only to the extent that such adjustments are required to be taken into account in determining Capital Accounts pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(m); provided, however, that Gross Asset Values shall not be adjusted pursuant to this subsection (d) to the extent that an adjustment pursuant to subsection (b) is made in connection with a transaction that would otherwise result in an adjustment pursuant to this subsection (d); and

(e) if the Gross Asset Value of an asset has been determined or adjusted pursuant to subsection (a), (b) or (d) above, such Gross Asset Value shall thereafter be adjusted by the Depreciation taken into account with respect to such asset for purposes of computing Net Income and Net Losses.

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“Indebtedness” shall have the meaning established in the Contribution Agreement.

“Initial Reimbursement Amount” means Spring Lane’s and its Affiliates’ reasonable and documented third-party out of pocket legal and professional expenses in connection with the due diligence investigation and evaluation of entering into (i) this Agreement, including the negotiation, authorization, execution and delivery of this Agreement, up to a maximum amount of $50,000; and (ii) the other Transaction Documents and the Project Documents.

“Internal Rate of Return” or “IRR” means, with respect to a Member as of the date of determination, the discount rate which makes (i) the sum of the separate present values of each distribution made to the Member, when discounted to their present values as of the date of the each Capital Contribution made by such Member at such discount rate equal to (ii) the sum of the separate present values of each Capital Contribution made to the Company by the applicable Member, when discounted to their present values as of the date of each applicable Capital Contribution made by such Member to the Company, using the same discount rate. The XIRR function in Microsoft Excel, U.S. English Version or any other program agreed by the Members shall be used to calculate whether a specified Internal Rate of Return has been achieved. The Internal Rate of Return with respect to a Member shall be deemed to include any amount paid or received by any predecessor in interest of a Member.

“IRS” means the Internal Revenue Service or any successor agency.

“Lien” has the meaning established in the Contribution Agreement.

“Major Decisions” has the meaning established in Section 8.4.

“Manager” means any Person appointed by the Requisite Class B Members, who shall initially be the Class A Member. The Manager is a manager of the Company within the meaning of the Act.

“Material Adverse Effect” means, (a) with respect to the Company or Devco, a material adverse change in, or material adverse effect on the business, operations, Properties, Liabilities or financial condition of such Person; (b) a material adverse change in, or material adverse effect on (i) with respect to the Company, Devco or the Class A Member, the ability of such Person to perform any of its material obligations under any Transaction Document, Financing Document or Project Document to which it is a party; or (ii) the validity or enforceability of any Transaction Document against the Company, Devco or the Class A Member, as applicable, or any Financing Document or Project Document; except to the extent in subclauses (a) or (b) above, that such change or effect results from an event or condition affecting the economy generally (provided that such conditions do not affect such Person and its subsidiaries, taken as a whole, in a disproportionate manner relative to similarly situated participants in the market or markets in which such Person operates, if any similarly situated participants then exist).

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“Member” means the Class A Member and the Class B Members or any Person admitted to the Company as a member as provided in this Agreement (each in the capacity as a member of the Company), but does not include any Person who has ceased to be a member of the Company.

“Membership Interest” means the entire interest of a Member in the Company, including rights to distributions (liquidating or otherwise), allocations of profits and losses, and to vote, consent or approve or receive information, if any.

“Net Income” or “Net Losses” shall mean with respect to each fiscal year or other period, an amount equal to the Company’s income or loss for such fiscal year or period determined in accordance with Code Section 703(a) (for this purpose, all items of income, gain, loss, or deduction required to be separately stated pursuant to Code Section 703(a)(i) shall be included in such taxable income or loss), together with the following adjustments (without duplication):

(a) any income of the Company that is exempt from federal income tax and not otherwise taken into account in computing Net Income or Net Losses pursuant to this definition shall be added to such taxable income or loss;

(b) any expenditures of the Company described in Code Section 705(a)(2)(B) or treated as Code Section 705(a)(2)(B) expenditures pursuant to Treasury Regulations 1.704-1(b)(2)(iv)(i) and not otherwise taken into account in computing Net Income or Net Losses pursuant to this definition shall be subtracted from such taxable income or loss in the year paid, and shall not be taken into account in any other year; and

(c) in the event the Gross Asset Value of any Company property is adjusted pursuant to paragraphs (b) or (d) of the definition of “Gross Asset Value” above, the amount of such adjustment shall be taken into account as a gain or loss on the disposition of such property for purposes of computing Net Income and Net Loss;

(d) in lieu of the depreciation, amortization, and other cost recovery deductions taken into account in computing such taxable income or taxable loss, there shall be taken into account Depreciation for such fiscal year or other period, computed in accordance with the definition of Depreciation herein;

(e) gain or loss resulting from any disposition of Company property with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the property’s Gross Asset Value, notwithstanding that the adjusted tax basis of such property may differ from its Gross Asset Value; and

(f) notwithstanding any other provision of this definition of Net Income and Net Losses, any items comprising the Company’s Net Income or Net Losses that are allocated pursuant to Section 5.1 shall not be taken into account in computing Net Income or Net Losses.

The amount of the items of Company income, gain, loss or deduction available to be specially allocated pursuant to Section 5.3 shall be determined by applying rules analogous to those set forth in subparagraphs (a) through (f) above.

“Notice” has the meaning established in Section 11.1.

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“O&M Agreement” has the meaning established in the Contribution Agreement.

“Partnership Representative” has the meaning established in Section 7.7(a).

“Percentage Interest” means the percentage interest shown for a Member in Schedule 4.2(d).

“Permit” has the meaning established in the Contribution Agreement.

“Permitted Lien” has the meaning established in the Contribution Agreement

“Person” has the meaning established in the Contribution Agreement.

“POCo” has the meaning established in the Contribution Agreement.

“Prohibited Class B Entity” means any entity listed on Schedule 9.2(i) and their controlling owners.

“Project” has the meaning established in the Contribution Agreement.

“Project Capital Recovery Date” means the date on which each of the Class B Members have received from the Company, cash distributions equal to the Capital Contributions made by each such Class B Member.

“Project Budget” means the budget for the development and construction of the applicable Project as approved by Spring Lane in accordance with the Contribution Agreement.

“Project Documents” has the meaning established in the Contribution Agreement.

“Project Pro Forma” has the meaning established in the Contribution Agreement.

“Prudent Industry Practices” has the meaning established in the Contribution Agreement.

“Project Opex and Capex Budget” means the periodic operating or capital budgets of the Company.

“Project Schedule” means the schedule for the development and construction of the applicable Project as approved by Spring Lane in accordance with the Contribution Agreement.

“Quarter” means a fiscal quarter.

“Quarterly Estimated Tax Amount” means, with respect to any quarter of a Fiscal Year, the excess of (i) the product of (A) ¼ in the case of the first quarter of the Fiscal Year, ½ in the case of the second quarter of the Fiscal Year, ¾ in the case of the third quarter of the Fiscal Year, and 1 in the case of the fourth quarter of the Fiscal Year and (B) such Member’s Estimated Tax Amount for such Fiscal Year over (ii) all prior distributions made to such Member for such Fiscal Year (including Quarterly Estimated Tax Amounts for such Fiscal Year).

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“Representatives” means, with respect to any Person, the managing members, the officers, directors, employees, representatives or agents (including investment bankers, financial advisors, attorneys, accountants, brokers and other advisors) of such Person, to the extent that such officer, director, employee, representative or agent of such Person is acting in his or her capacity as an officer, director, employee, representative or agent of such Person.

“Requisite Class B Members” means the holders of a majority of the then outstanding Class B Membership Interests, which majority must include Spring Lane for so long as Spring Lane holds any Membership Interests; provided, however, that

(a) for any matter described in Section 8.1(c)(i), the “Requisite Class B Members” shall mean an affirmative vote of the holders of a majority of the outstanding Class B Membership Interests held by Class B Members other than the Developer, POCo or Soluna, or their respective Affiliates, or any of their respective transferees or successors, or their respective Affiliates, and, for so long as Spring Lane or its Affiliates hold any Membership Interests, which majority must include Spring Lane, and

(b) for any matter described in Section 8.5, the “Requisite Class B Members” shall mean an affirmative vote of the holders of a majority of the outstanding Class B Membership Interests held by Class B Members other than the Developer, POCo or Soluna, or their respective Affiliates, or any of their respective transferees or successors, or their respective Affiliates, and which majority must include Spring Lane for so long as Spring Lane or its Affiliates hold any Membership Interests.

“Sale of the Company” shall mean any of the following events: (a) a merger in which the Company is a constituent party, except any such merger involving the Company in which the Membership Interests outstanding immediately prior to such merger continue to represent, or are converted into or exchanged for shares of equity interests that represent, immediately following such merger, at least a majority, by voting power, of the equity interests of (1) the surviving or resulting company or, (2) if the surviving or resulting company is a wholly owned subsidiary of another company immediately following such merger, the parent company of such surviving or resulting company and (b) the sale, lease, transfer, exclusive license or other disposition, in a single transaction or series of related transactions, by the Company of all or substantially all the assets of the Company, directly or indirectly, by the Company, except where such sale, lease, transfer, exclusive license or other disposition is to a wholly owned subsidiary of the Company.

“Sale Proceeds” has the meaning established in Section 9.10.

“Shared Facilities Agreement” has the meaning set forth in the Contribution Agreement.

“Soluna” has the meaning established in the preamble to this Agreement.

“Spring Lane” has the meaning established in the preamble to this Agreement.

“Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company, joint venture or other entity of which such Person (either alone or through or together with any other Person pursuant to any agreement, arrangement, contract or other commitment) owns, directly or indirectly, fifty percent (50%) or more of the stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.

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“Tag-Eligible Members” shall mean all Members other than Developer, POCo or Soluna, or their respective Affiliates, or any of their respective transferees or successors or their respective Affiliates.

“Target Achievement Date” means the last day of the Quarter (or if such date is not a Business Day, the next Business Day) in which each Class B Member has achieved its Target Return.

“Target Return” means the amount of cash distributed to the Class B Members that results in the Class B Members achieving a eighteen percent (18%) Internal Rate of Return on the Capital Contributions made by it.

“Tangible Net Worth” means with respect to any entity (i) all shareholders’ equity in such entity and its subsidiaries, determined on a consolidated basis in accordance with GAAP (less the value of all assets properly classified as intangible assets under GAAP and minority interests) or (ii) if such entity is a fund or similar entity, (a) partners’ capital (including in the form of shareholder loans to such entity) in such entity (determined in accordance with GAAP, it being understood that the calculation of partners’ capital in such entity is already net of any liabilities of such entity) plus (b) the unfunded/uncalled capital commitments (including in the form of shareholder loan commitments to such entity) of the partners in such entity determined in accordance with such entity’s limited partnership agreement or equivalent constituent documents, other than the unfunded/uncalled capital commitment (including in the form of shareholder loan commitments to such entity) of any defaulting partner or any partner whose commitment cannot be called in respect of the obligations under the Contribution Agreement or any guaranty of those obligations being provided by such entity, less (c) without duplication, the full amount of unfunded obligations of such entity to or related to investments and other activities of such entity (including amounts committed to be funded on a conditional or contingent basis).

“Tax” (and, with correlative meaning, “Taxes” and “Taxable”) means any taxes, customs, duties, charges, fees, levies or other assessments imposed by any federal, state, local or foreign taxing authority, including, but not limited to, income, gross receipts, windfall profit, severance, property, production, sales, use, license, excise, franchise, net worth, employment, occupation, payroll, withholding, social security, alternative or add-on minimum, ad valorem, transfer, stamp, or environmental tax, or any other tax, custom, duty, levy or other like assessment or charge of any kind whatsoever imposed by any federal, state, local or foreign taxing authority, together with any related interest, penalty, addition to tax, or additional amount attributable thereto.

“Tax Amount” means, for a Fiscal Year, the product of (A) the Applicable Tax Rate multiplied by (B) the net taxable income allocated by the Company to such Member for such Fiscal Year.

“Tax Distribution” means the quarterly distribution to each Member of an amount of cash equal to such Member’s Quarterly Estimated Tax Amount for such quarter of the Fiscal Year.

“Tax Proceeding” has the meaning established in Section 7.7(b).

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“Tax Return” means any return, report or similar statement required to be filed with respect to any Taxes (including any attached schedules), including an IRS Form K-1 to be issued to Members, any information return, claim for refund, amended return or declaration of estimated Tax.

“Termination Payment” means, in the event that an EPC Agreement or O&M Agreement is terminated in connection with the Sale of the Company, an amount equal to (a) the aggregate out-of-pockets costs reasonably incurred to implement such termination and conduct an orderly demobilization under the applicable agreement, plus (b) all employee termination costs reasonably incurred by the Asset Administrator directly resulting from such termination, if such Person is an Affiliate of the Class A Member, and, solely with respect to costs incurred in connection with terminating employees of Asset Administrator or an Affiliate thereof, up to (in the case of subclause (b) above only) an aggregate per employee amount of one month of the gross cash salary prior to such termination of such terminated employee who is dismissed from employment by the Asset Administrator as a direct result of such termination and is not reassigned to employment with any Affiliate thereof; provided that such Termination Payment (i) shall be without duplication of any termination payment provided for in the applicable EPC Agreement, O&M Agreement or Administrative Services Agreement and (ii) shall not be payable if at the time of such termination, there is any other basis on which the applicable EPC Agreement, O&M Agreement or Administrative Services Agreement is terminable by the Company in accordance with its terms (other than any provision providing that such agreement may be terminated upon a change in control).

“Third Party” means any Person who is not a Member or an Affiliate of a Member and that is not the Company.

“Tracking Account” means a tracking account for the Company, showing the actual financial results of the Company, on a cash basis, including the Distributable Cash therefrom, all distributions of such Distributable Cash hereunder and, until the Target Achievement Date, the Internal Rate of Return realized as of the date of determination by the Requisite Class B Members.

“Transaction Documents” means collectively and individually, this Agreement, the Contribution Agreement, the Shared Facilities Agreement, the Administrative Services Agreement, and the other documents, instruments, or certificates delivered under this Agreement or the foregoing agreements or documents.

“Transfer” (and any corollary use thereof) means, with respect to any Membership Interests, a direct or indirect sale, assignment, pledge, encumbrance, abandonment, disposition, alienation, hypothecation, gift or other transfer, whether voluntary, involuntary, or by operation of law, of such Membership Interests.

“Treasury Regulations” means regulations issued under the Code.

“UCC” means the Uniform Commercial Code of any applicable jurisdiction.

“Unfunded Commitment” means, as to any Member and as of any date, the excess of such Member’s Capital Commitment over such Member’s Capital Contribution as of such date.

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Section 1.2 Other Definitional Provisions.

(a) As used in this Agreement and in any certificate or other documents made or delivered pursuant hereto or thereto, financial and accounting terms not defined in this Agreement or in any such certificate or other document, and financial and accounting terms partly defined in this Agreement or in any such certificate or other document to the extent not defined, shall have the respective meanings given to them under GAAP. To the extent that the definitions of financial and accounting terms in this Agreement or in any such certificate or other document are inconsistent with the meanings of such terms under GAAP, the definitions contained in this Agreement or in any such certificate or other document shall control.

(b) This Agreement is the result of the joint efforts of the parties hereto, and each provision hereof has been subject to the mutual consultation, negotiation and agreement of the parties and there is to be no construction against either party based on any presumption of that party’s involvement in the drafting hereof. Any reference to any Law shall be deemed also to refer to all rules and regulations promulgated thereunder and such laws and regulations as amended from time to time, unless the context requires otherwise. Whenever used in this Agreement, except as otherwise expressly provided or unless the context otherwise requires, any noun or pronoun shall be deemed to include the plural as well as the singular and to cover all genders and the terms “include,” “includes” and “including” shall be inclusive and not exclusive and shall be deemed to be followed by the following phrase “without limitation.” Unless otherwise specified, the terms “hereof,” “herein,” “hereunder,” “herewith” and similar terms refer to this Agreement as a whole (including the schedules and exhibits to this Agreement) and references herein to Sections, Articles, Schedules or Exhibits refer to the applicable sections, articles, schedules or exhibits of this Agreement; the words “or” and “any” are not exclusive and shall be interpreted to mean “and/or” and “any and all”, respectively. All references to “dollars” or “$” are to United States dollars.

(g) The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such terms.

(h) Any agreement, instrument or statute defined or referred to herein or in any instrument or certificate delivered in connection herewith means such agreement, instrument or statute as amended, restated, supplemented or otherwise modified from time to time, and includes (in the case of agreements or instruments) references to all attachments thereto and instruments incorporated therein.

(i) Any references to a Person are also to its successors and permitted assigns.

ARTICLE II

CONTINUATION; OFFICES; TERM

Section 2.1 Formation of the Company. The Members hereby acknowledge the formation of the Company as a limited liability company pursuant to the Act, the Certificate of Formation and this Agreement.

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Section 2.2 Name, Office and Registered Agent.

(a) The name of the Company shall be “Soluna DVSL ComputeCo, LLC” or such other name or names as may be agreed to by the Members from time to time. The principal office of the Company shall be 325 Washington Ave. Extension, Albany, NY 12205, 518-218-2550, Attn: CFO, email: DVnotice@soluna.io. The Manager may at any time change the location of such office to another location; provided that the Manager gives prompt written notice of any such change to the registered agent of the Company.

(b) The registered office of the Company in the State of Delaware is located at 1209 Orange Street, County of New Castle, Wilmington, Delaware 19801. The registered agent of the Company for service of process at such address is The Corporation Trust Company. The registered office and registered agent may be changed by the Manager at any time in accordance with the Act; provided that the Manager gives prompt written notice of any such change to all Members. The registered agent’s primary duty as such is to forward to the Company at its principal office and place of business any notice that is served on it as registered agent.

Section 2.3 Purpose; No Partnership Intended.

(a) The nature of the business or purpose to be conducted or promoted by the Company is: (i) to engage in the transactions contemplated by the Transaction Documents, Project Documents and Financing Documents; and (ii) to engage in any lawful act or activity, enter into any agreement and to exercise any powers permitted to limited liability companies formed under the Act that are incidental to or necessary, suitable or convenient for the accomplishment of the purposes specified above. The Company shall exist for the purposes and business specified in this Section 2.3(a).

(b) This Agreement shall not be deemed to create a partnership under the Delaware Revised Uniform Partnership Act, company, joint venture or other arrangement among the Members with respect to any actions whatsoever other than the purposes and business specified in Section 2.3(a) and the activities related thereto provided, that the Members intend that the Company shall constitute a partnership for all tax purposes.

Section 2.4 Term. The term of the Company commenced on the date of its formation and shall continue until the Company is dissolved in accordance with Article X. Except as provided in Article X, the Company shall not be dissolved.

Section 2.5 Organizational and Fictitious Name Filings; Preservation of Limited Liability. Prior to the Company conducting business in any jurisdiction other than Delaware, the Manager shall, on behalf of the Company, register the Company as a foreign limited liability company and file such fictitious or trade names, statements or certificates in such jurisdictions and offices as necessary or appropriate for the conduct of the Company’s business. The Manager shall take any and all other actions as may be reasonably necessary or appropriate to perfect and maintain the status of the Company as a limited liability company under the laws of Delaware and any other state or jurisdiction other than Delaware in which the Company engages in business and continue the Company as a limited liability company and to protect the limited liability of the Members as contemplated by the Act and as provided herein.

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Section 2.6 Separateness. The Company shall maintain its existence separate and distinct from any other Person, including taking the following actions:

(a) maintaining in full effect its existence, rights and franchises as a limited liability company under the laws of the State of Delaware and obtaining and preserving its qualification to do business in each jurisdiction in which such qualification is or shall be necessary to protect the validity and enforceability of this Agreement and each other instrument or agreement necessary or appropriate to properly administer this Agreement and permit and effectuate the transactions contemplated hereby and thereby;

(b) maintaining its own deposit accounts, separate from those of any other Person;

(c) conducting all transactions between the Company and any of its Affiliates on an arm’s length basis and on a commercially reasonable basis;

(d) conducting its affairs separately from those of any other Person and maintaining accurate and separate books, records and accounts and financial statements, it being agreed that performance of its obligations under the Transaction Documents, Project Documents and Financing Documents shall not result in the Company contravening this Section 2.6(d);

(e) acting solely in its own limited liability company name and not that of any other Person, and at all times using its own stationery, invoices and checks separate from those of any other Person, any of its officers or any of their respective Affiliates;

(f) maintaining all of its assets in its own name and not commingling its assets with those of any other Person;

(g) paying its own operating expenses and other liabilities out of its own funds;

(h) observing all limited liability company formalities, including maintaining meeting minutes or records of meetings and acting on behalf of itself only pursuant to due authorization, required hereby and by the Certificate of Formation;

(i) maintaining adequate capital for the normal obligations reasonably foreseeable in light of its contemplated business operations; and

(j) holding itself out to the public as a legal entity separate and distinct from any other Person.

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ARTICLE III

RIGHTS AND OBLIGATIONS OF THE MEMBERS

Section 3.1 Members; Membership Interests.

(a) The names of the Members, their addresses, contact information and Membership Interests held are listed on Annex I. Annex I shall be amended from time to time by the Manager without requiring the consent of any Member to reflect the change in a Member’s name, address or contact information, the withdrawal of any Member, the admission of any additional Member, Transfers of Membership Interests or the issuance of additional Membership Interests, in each case, pursuant to, and in accordance with, the terms and conditions of this Agreement. The Manager shall upon each amendment to Annex I, provide each Member, on a confidential basis for informational purposes, with a copy of such amended Annex I.

(b) The authorized Membership Interests consist of One Hundred (100) Class A Membership Interests (the “Class A Membership Interests”) and 42,384,502 Class B Membership Interests (the “Class B Membership Interests”).

(c) Issuances of Membership Interests.

(i) As of the Effective Date, 100 Class A Membership Interests were issued to the Developer, 12,500,000 Class B Membership Interests were issued to Spring Lane, and 26,330,434 Class B Membership Interests were issued to Soluna.

(ii) On February 10, 2023, 3,554,068 additional Class B Membership Interests were issued to Spring Lane (such additional issuance of Class B Membership Interests, the “February 2023 Subsequent Issuance”) in exchange for an additional Capital Contribution made by Spring Lane in the amount of $1,186,676 paid by Spring Lane as specified in the Contribution Request dated February 10, 2023.

(iii) On March 3, 2023, 4,126,023 additional Class B Membership Interests were issued to Soluna SLC Fund I Projects Holdco, LLC (such additional issuance of Class B Membership Interests, the “March 2023 Subsequent Issuance”) in exchange for an additional Capital Contribution made by Soluna SLC Fund I Projects Holdco, LLC in the amount of $1,500,000 paid by Soluna SLC Fund I Projects Holdco, LLC as specified in the Contribution Request dated March 3, 2023.

(iv) On March [__], 2023, Soluna sold and transferred to Spring Lane, and Spring Lane purchased and accepted from Soluna, 19,539,897 Class B Membership Interests for an aggregate purchase price of $5,770,065 in accordance with the terms and conditions of that certain Purchase and Sale Agreement dated as of March [__], 2023 (the “2023 Purchase Agreement”).

(d) On the Effective Date, Spring Lane was admitted to the Company as a Class B Member, and Soluna was admitted to the Company as a Class B Member.

(e) The Membership Interests shall (i) have the rights and obligations ascribed to such Membership Interests in this Agreement and the Act; (ii) be recorded in a register of Membership Interests, which register the Manager shall maintain; and (iii) be transferable only on recordation of such Transfer in the register of Membership Interest, which recordation the Manager shall make, upon compliance with the provisions of Article IX. The Members hereby specify, acknowledge and agree that all Membership Interests are securities governed by Article 8 of the UCC, and pursuant to the terms of Section 8-103(c) of the UCC, such interests shall be “securities” for all purposes under such Article 8 and under all other provisions of the UCC. All Membership Interests shall be recorded in a register thereof maintained by the Company and shall be represented by certificates substantially in the form attached hereto as Exhibit A duly executed by the Manager.

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(f) The Company shall treat the registered holder of a Membership Interest, as shown in the register of Membership Interests referred to in Section 3.1 of this Agreement as a Member for all purposes of this Agreement.

(g) Upon the Transfer by a Member of all of its Membership Interest to another Person pursuant to and in accordance with the terms set forth in Article IX, the transferor shall automatically cease to be a Member.

(h) Subject to Article IX, no Member will have any right to voluntarily resign or otherwise withdraw from the Company without the prior written consent of all remaining Members of the Company which consent may be given or withheld in their sole and absolute discretion.

(i) SCI forfeited any and all Membership Interests held by it as of the Effective Date, and irrevocably, and unconditionally waived, released and discharged the Company, and all of its Members and Managers, and their respective present and former Affiliates, on its own behalf and on behalf of SCI’s present and former Affiliates, agents, heirs, legatees, successors and assigns and any other Person that may assert any Claims (as defined below) by, through or under SCI or any of the forgoing, from any and all past, present and future disputes, claims, counter-claims, controversies, demands, rights, obligations, liabilities, judgments, damages, accountings, losses, actions and causes of action of every kind and nature, whether contingent, unknown, undisclosed or otherwise (collectively, “Claims”) by, or incurred by, such party of any kind or nature whatsoever, and in any capacity and under any theory, whether existing or arising at any time prior to and including the date hereof, in each case, whether arising under the forfeited Membership Interests or otherwise at Law or in equity, and any events, matters, causes, things, acts, omissions or conduct, occurring or existing at any time up to and including the date hereof.

Section 3.2 Actions by the Members. To the extent that any act or matter requires the vote of the Members, and except as may be otherwise specifically provided herein, such vote shall be by the Consent of the Members. The Manager is hereby authorized by the Members to take any and all actions on behalf of the Company except for (i) any action that is a Major Decision and (ii) any action which is reserved to or requires the approval of the Requisite Class B Members under any provision of this Agreement.

Section 3.3 Management Rights. No Member, in its capacity as such shall have any right, power or authority to take part in the management or control of the business of, or transact any business for, the Company, to sign for or on behalf of the Company or to bind the Company in any manner whatsoever. Except in the case of an exercise by the Class B Members of its rights under Section 8.1(c), the Manager shall not hold out or represent to any Third Party that any Member, other than the Manager, in its capacity as such, has any such power or right or that any Member is anything other than a member in the Company. The Parties intend that a Member does not control, is not controlling, and is not participating in the control of the Company or the business of the Company by virtue of its possessing or exercising any rights as a Member set forth in this Agreement or the Act or any other agreement relating to the Company.

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Section 3.4 Other Activities. Notwithstanding any duty otherwise existing at law or in equity, and except as provided in this Agreement or the other Transaction Documents, any Member may engage in or possess an interest in other business ventures of every nature and description, independently or with others, even if such activities compete directly with the business of the Company, and neither the Company nor any of the Members will have any rights by virtue of this Agreement in and to such independent ventures or any income, profits or property derived from them. Notwithstanding anything to the contrary in this Section 3.4, the foregoing shall not be deemed to limit any requirement to act reasonably or for any such consent or approval to not be unreasonably withheld, conditioned or delayed, in each case wherever expressly stated in this Agreement.

Section 3.5 Limitation of Liability of Members.

(a) Notwithstanding anything to the contrary and to the fullest extent permitted under Applicable Law, no Member will be liable ‘to the Company, any Member, the Manager, any transferee or any other equity holder in or creditor of the Company for any action taken by or on behalf of the Company, except for such actions as constitute gross negligence, fraud or willful misconduct of such Member. Except as otherwise required by the Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, will be the debts, obligations and liabilities solely of the Company, and the Members of the Company will not be obligated personally for any of such debts, obligations or liabilities solely by reason of being a Member or Manager of the Company. No Member shall have any personal liability for the repayment of the positive balance in the Capital Account of a Member.

(b) This Agreement is not intended to, and does not, create or impose any fiduciary duty on any Member in its capacity as a member of the Company. Furthermore, each of the Members and the Company hereby waives any and all fiduciary duties of a Member in its capacity as a member of the Company that, absent such waiver, may be implied by Applicable Law, and in doing so, acknowledges and agrees that the duties and obligation of each Member to each other and to the Company are only as expressly set forth in this Agreement. The provisions of this Agreement, to the extent that they restrict the duties and liabilities of a Member otherwise existing at law or in equity, are agreed by the Members to replace such other duties and liabilities of such Member. To the extent that, at law or in equity, a Member, in its capacity as a member of the Company, has duties (including fiduciary duties) or liabilities relating thereto to the Company or to any Member or other Person bound by this Agreement more expansive than those set forth in Section 3.5(a), such duties and liabilities are hereby limited to the extent permitted under the Act, including to the fullest extent permitted Section 18-1101 of the Act, to those set forth in Section 3.5(a); provided, that this Section 3.5(b) or Section 3.5(a) will not be construed to limit obligations or liabilities expressly provided for in this Agreement (including the obligations with respect to Capital Contributions) or any other Transaction Document. The provisions of this Agreement, including this Section 3.5(b), to the extent that they limit the duties and liabilities of a Member otherwise existing at law or in equity, in its capacity as a member of the Company, are agreed by the Members to replace such other duties and liabilities of such Member.

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(c) Whenever in this Agreement a Member, in its capacity as a member of the Company or otherwise (other than in its capacity as a Manager), is permitted or required to make a decision (including a decision that is in such Member’s “discretion” or under a grant of similar authority or latitude), the Member shall be entitled to consider only such interests and factors as such Member desires, including its own interests, and shall have no duty or obligation to give any consideration to any interest of or factors affecting the Company or any other Person. Whenever in this Agreement a Member is permitted or required to make a decision in such Member’s “good faith,” the Member shall act under such express standard and shall not be subject to any other or different standard imposed by this Agreement or any other Applicable Law.

Section 3.6 Company Property. All property owned by the Company, whether real or personal, tangible or intangible and wherever located, will be deemed to be owned by the Company, and no Member, individually, will have any ownership of such property.

Section 3.7 Retirement, Resignation, Expulsion, Incompetency, Bankruptcy or Dissolution of a Member. The retirement, resignation, expulsion, bankruptcy or dissolution of a Member will not, in and of itself, dissolve the Company. The successors in interest to the bankrupt Member shall, for the purpose of settling the estate, have all of the rights of such Member, including the same rights and subject to the same limitations that such Member would have had under the provisions of this Agreement to Transfer its Membership Interest. A successor in interest to a Member will not become a substituted Member except as provided in Article IX of this Agreement. Each of the Parties to this Agreement acknowledges and agrees that it has material ongoing obligations to the other Parties under this Agreement and intends for this Agreement to be an executory contract under 11 U.S.C. § 365.

Section 3.8 Withdrawal of Capital. No Member will have the right to withdraw capital from the Company or to receive or demand distributions (except as to distributions to which it is entitled under Article VI) or return of its Capital Contributions until the Company is dissolved in accordance with this Agreement and applicable provisions of the Act. No Member will be entitled to demand or receive any interest on its Capital Contributions.

Section 3.9 Representations and Warranties.

(a) The Class A Member makes the following representations and warranties to the Company and each other Member as of the Effective Date and as of the date hereof:

(i) Organization, Good Standing, Etc. The Class A Member is a limited liability company duly formed, validly existing and in good standing under the law of the jurisdiction of its formation. The Class A Member has the limited liability company power and authority to own, lease and operate its properties and to carry on its business as now being conducted.

(ii) Authority. The Class A Member has the limited liability company power and authority to enter into the Transaction Documents to which it is a party, to perform its obligations under such Transaction Documents and to consummate the transactions contemplated thereby. Each of the Transaction Documents to which the Class A Member is a party represents a valid and binding obligation of the Class A Member, enforceable against it in accordance with the terms, subject to the effects of bankruptcy, insolvency, reorganization, moratorium and similar laws affecting enforcement of creditors’ rights and remedies generally and to general principles of equity.

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(iii) No Conflicts. The execution and delivery by the Class A Member of the Transaction Documents to which it is a party and the performance by the Class A Member of its obligations under such agreements will not (A) violate any constitution or statute, regulation, rule, injunction, order, decree, ruling, charge or other restriction of any Governmental Authority to which the Class A Member is subject, (B) conflict with or cause a breach of any provision in the organizational documents of the Class A Member, (C) conflict with, cause a breach of, constitute a default under, cause the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any authorization, consent, waiver or approval under any contract, license, instrument, decree, judgment or other arrangement to which the Class A Member and/or its Affiliates is a party or under which any of them is bound or to which any of their assets are subject (or result in the imposition of a security interest or encumbrance upon any such assets), or (D) require any consent, approval or authorization from, filing or registration with, or notice to any Governmental Authority or Person, unless such requirement has already been satisfied.

(iv) Absence of Litigation. The Class A Member is not subject to any outstanding injunction, judgment, order, decree, ruling or charge and, to the knowledge of the Class A Member, is not threatened in writing with being made a party to any action, suit, proceeding, hearing or investigation of, in, or before any Governmental Authority or before any arbitrator that could affect its ability to complete the transactions contemplated in the Transaction Documents to which it or any Affiliate of the Class A Member is a party or could have a material effect on the operation of the Company.

(v) Acknowledgment. The Class A Member acknowledges that, except with respect to the representations and warranties expressly made by the Class B Members in the Transaction Documents, none of the Class B Members have made any representation or warranty, whether express or implied under the Transaction Documents, to the Class A Member.

(b) The Manager makes the following additional representations and warranties as to the Company to each other Member as of the Effective Date and as of the date hereof:

(i) Organization, Good Standing, Etc. The Company is a limited liability company duly formed, validly existing and in good standing under the law of the jurisdiction of its formation. The Company has the limited liability company power and authority to own, lease and operate its properties and to carry on its business as now being conducted.

(ii) Authority. The Company has the limited liability company power and authority to enter into the Transaction Documents to which it is a party, to perform its obligations under such Transaction Documents and to consummate the transactions contemplated thereby. Each of the Transaction Documents to which the Company is a party represents a valid and binding obligation of the Company, enforceable against it in accordance with the terms, subject to the effects of bankruptcy, insolvency, reorganization, moratorium and similar laws affecting enforcement of creditors’ rights and remedies generally and to general principles of equity.

(iii) Taxes. The Company is a newly formed entity that has not yet filed and has not been required to file any Tax Returns and the Company has not paid or been required to pay any Taxes. Prior to the Effective Date, the Company was an entity that was disregarded as separate from its owner for federal income Tax purposes.

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(iv) Tax Character. No election has been filed with the IRS to treat the Company as a corporation for federal income tax purposes.

(v) Obligations. The Company is not a party to any contracts or agreements other than as contemplated herein. It has no debts or other liabilities other than as contemplated in the Transaction Documents, Project Documents and Financing Documents.

(vi) Employee Matters. The Company does not have and has never had any employees and has not maintained, sponsored, administered or participated in any employee benefit plan or arrangement.

(c) Each Class B Member, severally and not jointly, makes the following representations and warranties to the Company and each other Member as of the Effective Date and as of the date hereof:

(i) Organization, Good Standing, Etc. The Class B Member is a limited liability company, duly formed, validly existing and in good standing under the laws of the jurisdiction of its formation, and it has the power and authority to own, lease and operate its properties and to carry on its business as now being conducted.

(ii) Authority. The Class B Member has the power and authority to enter into the Transaction Documents to which it is a party, to perform its obligations under such Transaction Documents, and to consummate the transactions contemplated thereby. Each of the Transaction Documents to which the Class B Member is a party represents a valid and binding obligation of the Class B Member, enforceable against it in accordance with the terms, subject to the effects of bankruptcy, insolvency, reorganization, moratorium and similar laws affecting enforcement of creditors’ rights and remedies generally and to general principles of equity.

(iii) No Conflicts. The execution and delivery of each of the Transaction Documents to which the Class B Member is a party and the performance by the Class B Member of its obligations thereunder will not (A) violate any constitution, statute, regulation, rule, injunction, order, decree, ruling or other restriction of any Governmental Authority to which the Class B Member is subject, (B) conflict with or cause a breach of any provision in the charter, bylaws or other organizational documents of the Class B Member, (C) cause a breach of, constitute a default under, cause the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any authorization, consent, waiver or approval under any contract, license, instrument, decree, judgment or other arrangement to which the Class B Member is a party or under which it is bound or to which any of its assets are subject (or result in the imposition of a security interest or encumbrance upon any such assets), or (D) require any consent, approval or authorization from, filing or registration with, or notice to any Governmental Authority or Person, unless such requirement has already been satisfied.

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(iv) Absence of Litigation. The Class B Member is not subject to any outstanding injunction, judgment, order, decree, ruling or charge and, to the knowledge of the Class B Member, is not threatened in writing with being made a party to any action, suit, proceeding, hearing or investigation of, in, or before any Governmental Authority or before any arbitrator that could affect its ability to complete the transactions contemplated in the Transaction Documents to which it is a party or could have a material effect on the operation of the Company.

(v) Acknowledgment. The Class B Member acknowledges that, except with respect to the representations and warranties expressly made by the Class A Member in the Transaction Documents, the Project Documents or the Financing Documents, the Class A Member has made no representation or warranty, whether express or implied under the Transaction Documents, to the Class B Member.

Section 3.10 Affiliate Contracts. The Company shall enter into the Project Documents to which it is anticipated to be a party, in each case in accordance with the terms of the Contribution Agreement.

Section 3.11 Fees and Expenses. For avoidance of doubt, before making any distributions to any party, the Company shall have paid Spring Lane the Initial Reimbursement Amount, to the extent not previously paid in accordance with Section 10.9 of the Contribution Agreement.

ARTICLE IV

CAPITAL CONTRIBUTIONS; CAPITAL ACCOUNTS

Section 4.1 Capital Contributions.

(a) The initial Capital Contributions of the Members are set forth on Schedule 4.2(d).

(b) Subject to the terms and conditions of the Contribution Agreement, each Member shall make Capital Contributions at such time or times and in such amounts as provided in the Contribution Agreement, up to such Member’s aggregate Contribution Cap. The proceeds of such Capital Contribution shall be applied solely as provided in the Contribution Agreement for purposes of funding Project Costs in accordance with the Project Budget and Project Schedule or as otherwise established in the Contribution Agreement. No Member shall have the obligation to make any Capital Contribution hereunder in excess of such Member’s Contribution Cap, respectively.

(c) Except as may be specifically set forth elsewhere in this Agreement and as provided in Section 2.2 of the Contribution Agreement, no Member shall be required to make any further Capital Contributions after the Commitment Expiration Date.

(d) Except as elsewhere set forth in this Agreement, the Members will have no obligation to make any Capital Contributions other than as described in this Section 4.1.

Section 4.2 Capital Accounts.

(a) A capital account (a “Capital Account”) shall be established and maintained for each Member in the manner required by the Treasury Regulations under Section 704(b) of the Code.

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(b) A Member’s Capital Account shall be increased by (i) the amount of cash the Member contributes to the Company, (ii) the net value of any property the Member contributes to the Company (i.e., the Fair Market Value of the property net of liabilities secured by the property that the Company is considered to assume or take subject to under Section 752 of the Code), (iii) the Member’s distributive share of Net Income or other income and gain allocated in accordance with this Agreement, and (iv) the net amount of any Company liabilities that are assumed by such Member or that are secured by any Company assets distributed to such Member. A Member’s Capital Account shall be decreased by (i) the amount of cash distributed to the Member by the Company, (ii) the net value of any property distributed to the Member by the Company (i.e., the Fair Market Value of the property net of liabilities secured by the property that the Member is considered to assume or take subject to under Section 752 of the Code), (iii) the Member’s distributive share of Net Loss or other loss and deduction allocated in accordance with this Agreement, (iv) the net amount of any liabilities of such Member that are assumed by the Company or that are secured by any property contributed by such Member to the Company (without duplication of any liabilities taken into account in determining the amount of any increase in a Member’s Capital Account), and (v) an amount equal to an allocation of downward basis adjustment to such Member as described in Treasury Regulation Section 1.704-1(b)(2)(iv)(j), if any. The Members’ Capital Accounts shall be maintained and adjusted as required by the provisions of Treasury Regulation Sections 1.704-1(b)(2)(iv) and 1.704-1(b)(4), including adjustments to reflect the allocations to the Members of depreciation, depletion, amortization and gain or loss as computed for book purposes rather than the allocation of the corresponding items as computed for tax purposes, as required by Treasury Regulation Section 1.704-1(b)(2)(iv)(g).

(c) The Gross Asset Value of the Company’s property shall be revalued, and the Capital Accounts of the Members shall be reset to reflect a revaluation as directed by Treasury Regulation Section 1.704-1(b)(2)(iv)(f), immediately prior to the following events: (i) if any new or existing Member makes more than a de minimis Capital Contribution in exchange for a new or additional Membership Interest, (ii) if more than a de minimis amount of property is distributed by the Company to a Member to redeem all or any portion of its Membership Interest, or (iii) if the Company is liquidated within the meaning of Treasury Regulation Section 1.704-1(b)(2)(ii)(g); provided, however, that the adjustments pursuant to clauses (i) and (ii) above shall be made only if the Manager reasonably determines that such adjustments are necessary or appropriate to reflect the relative economic interests of the Members in the Company.

(d) For federal income tax purposes, each of the initial Members will be treated as acquiring an interest in a new partnership in exchange for its initial Capital Contribution on the Effective Date, and with respect to the February 2023 Subsequent Issuance and March 2023 Subsequent Issuance, Spring Lane will be treated as acquiring an interest in a partnership in exchange for its additional Capital Contribution on the date hereof. The Company will be an entity disregarded as separate from the Class A Member for federal income tax purposes prior to the admission of the Class B Members as Members of the Company.

(e) Following the Members’ initial Capital Contributions in accordance with the Contribution Agreement, the Capital Account balance and Percentage Interest of each Member are as shown in Schedule 4.2(d). The Manager shall update Schedule 4.2(d) from time to time. Any such updating will be consistent with the requirements regarding the maintenance of Capital Accounts set forth in this Article IV. Any reference in this Agreement to Schedule 4.2(d) will be treated as a reference to Schedule 4.2(d) as amended and in effect from time to time.

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(f) If all or a portion of a Membership Interest in the Company is Transferred in accordance with the terms of this Agreement, then the transferee shall succeed to the Capital Account of the transferor to the extent of the Membership Interest so Transferred.

(g) The Capital Accounts shall be maintained in accordance with Treasury Regulation Sections 1.704-1(b) and the provisions regarding Capital Accounts in this Agreement will be interpreted and applied in a manner consistent with such Treasury Regulation or any successor provision.

ARTICLE V

ALLOCATIONS

Section 5.1 Allocations. Subject to Section 5.2 and Section 5.3, for each Fiscal Year or portion thereof, the Company’s Net Income or Net Losses (and, to the extent necessary, items thereof) shall be allocated among the Members in amounts that, as of the end of such Fiscal Year or other period, would result in Capital Account balances for each Member, increased by such Member’s share of partnership minimum gain (as determined according to Treasury Regulation Section 1.704-2(g)) and such Member’s partner nonrecourse debt minimum gain (as defined in Treasury Regulation Section 1.704-2(i)(2)), equal to all amounts required to be distributed pursuant to Section 10.2(b)(iv) in the priority and manner provided therein on a hypothetical liquidation of the Company. In determining the amounts distributable to the Members under Section 10.2(b)(iv) upon a hypothetical liquidation, it shall be presumed that (i) all of the Company’s remaining assets are sold at their respective Gross Asset Values, (ii) all Company liabilities are satisfied (limited with respect to each nonrecourse liability to the Gross Asset Value securing that liability), (iii) all Membership Interests are vested and (iv) the proceeds of such hypothetical sale are applied and distributed in accordance with Section 6.1(a).

Section 5.2 Adjustments to Comply with Code. The manner in which Capital Accounts are to be maintained and in which the income, gain, loss, deductions and credits of the Company are to be allocated pursuant to this Agreement are intended to comply with the requirements of Section 704(b) of the Code and the Treasury Regulations promulgated thereunder. If, in the opinion of the Company’s accountants and subject to the consent of the Manager and the Requisite Class B Members, modifications are required in the manner in which Capital Accounts are to be maintained or the manner in which income, gain, deductions or losses, or items included therein, are to be allocated in order to comply with Section 704(b) of the Code and the Treasury Regulations thereunder, then, notwithstanding anything to the contrary contained in this Agreement, such modifications shall be made, provided, however, that any change in the manner of maintaining Capital Accounts or allocating income, gain, deductions or losses, or items included therein, shall not materially alter the economic agreement between or among the Members as set forth in this Agreement.

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Section 5.3 Special Allocations. Notwithstanding any other provision of this Agreement, appropriate adjustments shall be made to the allocations to the extent required to comply with the provisions of the Treasury Regulations under Section 704(b) of the Code relating to qualified income offset, minimum gain chargeback, minimum gain chargeback with respect to partner nonrecourse debt, allocations of nonrecourse deductions, allocations with respect to partner nonrecourse debt, limitations on allocations of losses that might cause or increase an Adjusted Capital Account Deficit, corrective allocations with respect to partnership non-compensatory options, and forfeiture allocations with respect to substantially nonvested partnership interests, and such provisions are hereby incorporated by reference and shall be applied to the allocation of profits and losses in the manner provided in the Treasury Regulations. The Manager may, with the consent of the Requisite Class B Members, adjust the subsequent allocations of Net Income and Net Losses to prevent distortion of the economic arrangement of a Member, as otherwise described in this Agreement, due to allocations resulting from the preceding sentence. Nonrecourse deductions (within the meaning of Treasury Regulations Section 1.704-2(b)(1)), tax credits, and other items the allocation of which cannot have economic effect shall be allocated to the Members in accordance with their Percentage Interest. To the extent permitted by such Treasury Regulations, the allocations pursuant to this Section 5.3 in such year and subsequent years shall be further adjusted so that the cumulative effect of all the allocations shall be the same as if all such allocations were made pursuant to the allocation provisions of this Agreement without regard to this Section 5.3.

Section 5.4 Transfer or Change in Membership Interest. If the respective Membership Interests or allocation ratios described in this Article V of the existing Members in the Company change or if a Membership Interest is Transferred in compliance with this Agreement to any other Person, then, for the Fiscal Year or other period in which the change or Transfer occurs, tax items shall be allocated, as between the Members for the Fiscal Year in which the change occurs or between the transferor and transferee, by taking into account their varying interests using any method permitted by Section 706 of the Code and the Treasury Regulations promulgated under Section 706 of the Code (such as an interim closing of the books or a proration method) as determined by the Manager with the consent of the Requisite Class B Members.

Section 5.5 Tax Allocations.

(a) In General. Except as otherwise provided in this Section 5.5, taxable income and loss and all items thereof shall be allocated to the Members to the greatest extent practicable in a manner consistent with the manner set forth in Section 5.1 and Sections 704(b) and (c) of the Code. Allocations pursuant to this Section 5.5 are solely for federal income tax purposes and shall not affect, or in any way be taken into account in computing, any Member’s Capital Account or share of Net Income, Net Losses, other items or distributions pursuant to any provision of this Agreement.

(b) Section 704(c) of the Code. In accordance with Section 704(c) of the Code, income, gain, loss and deduction with respect to any property contributed to the capital of the Company shall, solely for income tax purposes, be allocated among the Members so as to take account of any variation between the adjusted basis of such property to the Company for federal income tax purposes and its initial Gross Asset Value.

(c) Adjustments under Section 704(c) of the Code. In the event the Gross Asset Value of any Company asset is adjusted pursuant to paragraph (b) of the definition of “Gross Asset Value,” subsequent allocations of income, gain, loss and deduction with respect to such asset shall take account of any variation between the adjusted tax basis of such asset and its Gross Asset Value in the same manner as under Section 704(c) of the Code.

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(d) Decisions Relating to Section 704(c) of the Code. Any elections or other decisions relating to allocations under this Section 5.5, including the selection of any allocation method permitted under Treasury Regulation Section 1.704-3, shall be made by the Manager with the consent of the Requisite Class B Members.

ARTICLE VI

DISTRIBUTIONS; PAYMENTS

Section 6.1 Distributions.

(a) Except as provided otherwise in Section 10.2, and subject to Section 6.2, Distributable Cash shall be distributed to the Members on each Distribution Date as follows:

(i) first, until the Project Capital Recovery Date, one hundred percent (100%) of the Distributable Cash received by the Company shall be distributed to the Class B Members on a pro rata basis until the Class B Members have received one hundred percent (100%) of such Member’s respective aggregate Capital Contributions;

(ii) second, from and after the Project Capital Recovery Date and through the Target Achievement Date, the Distributable Cash received by the Company shall be distributed ninety percent (90%) to the Class B Members, and ten percent (10%) to the Class A Member, until each of the Class B Members has received its Target Return;

(iii) after the Target Achievement Date, the portion of Distributable Cash received by the Company shall be distributed fifty percent (50%) to Spring Lane (or its respective assigns), and fifty percent (50%) to the Class A Member and Soluna (or their respective assigns) pro rata based on the amount of Membership Interests held by such Members.

(b) Distributions required to be made by operation of Section 6.1(a) shall be made by the Company on each Distribution Date, unless otherwise agreed with the Consent of the Members.

(c) Notwithstanding the foregoing, if any Member fails to make a Capital Contribution in accordance with Section 4.1(b) or otherwise is in material breach of any provision in this Agreement (such Member, a “Breaching Member”), and such breach is continuing, such Breaching Member (i) shall not be entitled to and shall forfeit any right to any distributions pursuant to this Section 6.1, and (ii) shall not be entitled to vote on any matters as a Member of the Company with respect to any Membership Interests held by such Breaching Member (for avoidance of doubt, the Membership Interests held by such Breaching Member shall not be included in either the numerator or denominator for determining whether the voting threshold for the Requisite Class B Members has been reached). Upon any breach, a non-Breaching Member shall promptly provide written notice to the Breaching Member and each other Member of such breach (“Breach Notice”). The Breaching Member shall have five (5) Business Days after such Breach Notice has been received by the Breaching Member to challenge such Breach Notice by providing written notice to the non-Breaching Members of such challenge (a “Breach Challenge”). Upon receipt of a Breach Challenge by the non-Breaching Member, the Members shall in good faith collaborate to resolve such dispute set forth in the Breach Challenge. If the Members cannot resolve such dispute within thirty (30) calendar days, the Members shall engage a third party mediator, acceptable to the Members, to resolve the dispute in a timely manner thereafter.

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Section 6.2 Tax Distributions. Notwithstanding anything to the contrary in Section 6.1, to the extent that the Manager, in its reasonable discretion, determines that the Company has sufficient current and projected cash flow to make Tax Distributions, the Company may make Tax Distributions quarterly to each Member. Tax Distributions pursuant to this Section 6.2 shall be treated as advances of distributions to be made pursuant to Section 6.1 (including Section 10.2(b)) and credited against future distributions pursuant to Section 6.1 (including Section 10.2(b)). No Member shall be entitled to any Tax Distributions (or further Tax Distributions, as the case may be) during a Fiscal Year if such Member has already received cumulative distributions during such Fiscal Year pursuant to Section 6.1 or this Section 6.2 equal to or in excess of such Member’s Tax Amount for such Fiscal Year. Notwithstanding the foregoing, no Member shall be liable to return any Tax Distribution, even if the Tax Distributions made to such Member exceed the amount such Member could be entitled to receive under Section 6.1 (including Section 10.2(b)); provided such excess Tax Distribution shall be treated as an advance to such Member with respect to the next distributions in the distribution waterfall pursuant to Section 6.1. If the cumulative distributions made to any Member pursuant to Section 6.1 or this Section 6.2 with respect to a Fiscal Year is less than the Tax Amount of such Member for such Fiscal Year, the Company shall distribute the excess of the Tax Amount over such cumulative distributions to such Member within sixty (60) days following the filing of Internal Revenue Service Form 1065 by the Company for the Fiscal Year; provided, however, such Tax Distributions shall only be made to the extent the Company has sufficient cash and any shortfall in the Tax Distributions for any Fiscal Year shall be included in the Tax Amount used for calculating the Tax Distributions for each subsequent Fiscal Year until all Tax Distributions are paid in full. In determining the amount of any Tax Distribution, the amount of taxable income allocated to each Member for any Fiscal Year shall be reduced by any Net Losses previously allocated to such Member in any prior Fiscal Year provided that no such Net Loss (or partial Net Loss) shall be counted more than once for this purpose. No Tax Distributions shall be made pursuant to this Section 6.2 in connection with a Sale of the Company.

Section 6.3 Withholding Taxes. If the Company is required to withhold Taxes with respect to any allocation or distribution to any Member pursuant to any applicable federal, state or local Tax laws, the Company may, after first notifying the Member and permitting the Member, if legally permitted, to contest the applicability of such Taxes, withhold such amounts and make such payments to Taxing authorities as are necessary to ensure compliance with such Tax laws. Any funds withheld by reason of this Section 6.3 will nonetheless be deemed distributed to the Member in question for all purposes under this Agreement. If the Company did not withhold from actual distributions any amounts it was required to withhold, the Company may, at its option, (a) require the Member to which the withholding was credited to reimburse the Company for such withholding, or (b) reduce any subsequent distributions by the amount of such withholding. This obligation of a Member to reimburse the Company for Taxes that were required to be withheld shall continue after such Member Transfers its Membership Interests in the Company. Each Member agrees to furnish the Company with any representations and forms as will reasonably be requested by the Company to assist it in determining the extent of, and in fulfilling, any withholding obligations it may have.

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Section 6.4 Limitation on Distributions. No distribution shall be made if such distribution would violate any contract or agreement to which the Company is then a party that was approved by the Requisite Class B Members or any Applicable Law then applicable to the Company.

Section 6.5 No Return of Distributions. Any distribution of cash or property pursuant to this Agreement shall be treated as a compromise within the meaning of Section 18-502(b) of the Act and, to the full extent permitted by law, no Member receiving the payment of any such money or distribution of any such property will be required to return any such money or property to any Person, the Company or any creditor of the Company. However, if any court of competent jurisdiction holds that, notwithstanding the provisions of this Agreement, any Member is obligated to return such money or property, then such obligation will be the obligation of such Member and not of the other Members. Without limiting the generality of the foregoing, a deficit Capital Account of a Member will not be deemed to be a liability of such Member nor an asset or property of the Company.

Section 6.6 Calculation of Target Return.

(a) Tracking Accounts. The Manager shall maintain the Tracking Account and shall deliver updated Tracking Accounts to the Members in accordance with Article VII. Distributions of Distributable Cash pursuant to Section 6.1(a) shall be made to the Members in the allocated percentages specified in such Section, which shall vary as provided in such Section, and which shall be determined by reference to data in the Tracking Accounts, subject to any corrections or adjustments by Manager that may be necessary from time to time to reflect the transactions herein specified (including, for the avoidance of doubt, such corrections and adjustments requested by any Member).

(b) Notice of Date. The Manager shall notify the Members in writing on or before the earlier of (i) fifteen (15) calendar days before the Distribution Date on which the Manager expects the Class B Members to achieve the Project Capital Recovery Date and Target Return and (ii) thirty (30) calendar days before making any liquidating distributions after a liquidation of the Company under Section 10.1 (or on such later date as the liquidation is ordered). The notice shall include the Tracking Accounts showing the Manager’s calculations of the Class B Members’ Internal Rate of Return (which calculations shall apply the methodology used in the applicable Project Pro Forma) and the allocations and distributions that the Manager proposes to make to the Class B Members on the Distribution Date in accordance with Section 6.1(a) or Section 10.2, as applicable, based on such calculations.

Section 6.7 Use of Proceeds. The Company shall apply revenues (inclusive of any net refinancing proceeds) from its operations in accordance with this Section 6.7, unless otherwise agreed in writing by the Members or required in any Financing Documents:

(a) first, Tax Distributions pursuant to Section 6.2, if any;

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(b) second, to pay its operating costs and expenses and capital expenses then due, after taking appropriate reserves and making provision for losses in accordance with Prudent Industry Practice and as may otherwise be required by the Financing Documents (including, without limitation, costs of goods sold, operational and maintenance expenses, insurance payments, asset management fees, reserve build up, professional expenses and other expenses related to the relevant Project);

(c) third, to reimburse to the Class B Members any amounts contributed to the Company to pay costs incurred by the Company pursuant to Section 8.6 and to reimburse to the Manager any amounts paid by Manager pursuant to Section 8.6;

(d) fourth, to pay any indebtedness as and when due under Financing Documents (if any);

(e) fifth, decommissioning costs, as agreed by the Requisite Class B Members, or if and to the extent required by the Financing Documents; and

(f) last, to use one hundred (100%) percent of all remaining cash (including, without limitation, net cash flows from asset sales and refinancing proceeds) (such remaining cash, the “Available Cash Flow”), to make distributions to the Members in accordance with Section 6.1.

ARTICLE VII

ACCOUNTING AND RECORDS

Section 7.1 Reports; Budget.

(a) Thirty days after the last Business Day of each Quarter, Manager shall update the Tracking Accounts and deliver to the Class B Members a report showing the calculation of (i) each Class B Member’s aggregate Internal Rate of Return, and (ii) the Internal Rate of Return achieved by the Class B Members, in each case as of the end of the immediately preceding Quarter (the “Target Return Report”). In the event that distributions made to the Class B Members prior to and as of the Target Achievement Date exceeded the Target Return, for the next following Distribution Date or Distribution Dates, the Company shall adjust distributions to the Members until Distributable Cash shall have been distributed in accordance with Section 6.1(a).

(b) The Manager will promptly notify each Member of upon having actual knowledge of (a) any breach, default or event of default by the Company under any Project Documents, Financing Documents or Transaction Document, including any default by a counterparty under any Contracts or Transaction Document or any other material contract, and shall provide each Member with copies of any notices received by the Manager in connection with such breach, default or event of default and (b) any event or circumstance that is reasonably likely to have a Material Adverse Effect on the Company, the Class A Member, Parent or, in the reasonable estimation of the Manager based on facts known to it without inquiry, any Class B Members.

(c) The Manager will promptly make available copies of each report delivered to the Company pursuant to the O&M Agreement, if any.

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(d) The Manager shall prepare and deliver to each Member a monthly operations report in a form that is reasonable acceptable to the Requisite Class B Members and such other information relating to the financial condition, business, prospects, or corporate affairs of the Company as any Member may from time to time reasonably request. Notwithstanding the foregoing, delivery by the Manager to the Members of a copy of a monthly operations and maintenance report from the O&M provider under the O&M Agreement (in the form agreed on or prior to execution of the Contribution Agreement) shall be deemed to satisfy the obligations under this Section 7.1(d).

(e) The Manager shall prepare a proposed Annual Budget no later than November 15 of each Fiscal Year starting with 2023 with respect to the upcoming year. Each Annual Budget will contain a line-item specification of projected revenues and expenses (including reserves), and such other line items required by any O&M Agreement, the Administrative Services Agreement or any other agreement that the Company and the Members (or any of their Affiliates) are party to. The Members will review promptly each proposed Annual Budget, as presented, and will approve, deny, or request modifications within fifteen (15) days of receipt of such draft. If a proposed Annual Budget is not approved by the Members, the Manager shall prepare and submit a revised budget or portion thereof until the Annual Budget is approved as provided in this Section 7.1(e); provided, that in the event that an Annual Budget for a Fiscal Year is not approved by the first day thereof, the Annual Budget for the immediately preceding Fiscal Year shall automatically and without further action continue to be the “Annual Budget” until an Annual Budget is approved.

Section 7.2 Books and Records and Inspection; Right to Audit and Contest.

(a) The Manager will, on behalf of the Company, maintain full and accurate books of account, financial records and supporting documents, which will in all material respects reflect, completely, accurately and in reasonable detail each transaction of the Company, and such other matters as are customarily entered into the records or maintained by Persons engaged in a business of like character or as are required by law. The books of account, financial records, and supporting documents and the other documents and writings of the Company will be kept and maintained by the Manager at the principal office of the Company. The financial records and reports of the Company (which, for the avoidance of doubt, do not for purposes of this sentence include Tracking Accounts) will be kept in accordance with GAAP and kept on an accrual basis. The Manager shall not delegate its responsibilities in this Section 7.2 to any Person without the Consent of the Members; provided that such Consent of the Members shall be deemed to be given with respect to the delegation to the initial administrator under the Administrative Services Agreement to the extent set forth in such agreement as in effect on the Effective Date; and provided further that such delegation shall not in any way reduce or eliminate the obligations of the Manager under this Agreement, including this Section 7.2.

(b) In addition to and without limiting the generality of Section 7.2(a), the Manager will, on behalf of the Company, maintain at the Company’s principal office:

(i) true and full information regarding the status of the financial condition of the Company, including any financial statements for the three most recent Fiscal Years;

(ii) promptly after filing, a copy of the Company’s federal, state, and local income Tax Returns for each year;

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(iii) consents and resolutions of the Members and the Manager with respect to the Company;

(iv) a current list of the name and last known business, residence or mailing address of each Member;

(v) a copy of this Agreement, the Company’s Certificate of Formation, and all amendments thereto, together with executed copies of any written powers of attorney pursuant to which such agreements and Certificate of Formation and all amendments thereto have been executed;

(vi) true and full information regarding the amount of cash and a description and statement of the agreed value of any other property and services contributed by each Member, and the date upon which each became a Member; and

(vii) copies of records that would enable a Member to determine the Member’s relative shares of the Company’s distributions and the Member’s relative voting rights.

(c) Upon at least five (5) Business Days prior notice to the Manager, all books and records of the Company and its subsidiaries will be open to inspection and copying by any of the Members or their Representatives during business hours and at such Member’s expense, for any purpose reasonably related to such Member’s interest in the Company; provided that any such inspection or copying is conducted in a manner which does not unreasonably interfere with the Company’s business, and each Member shall be entitled to visit and inspect the Company’s properties of the Company and its subsidiaries (if any) and discuss the affairs, finances, and accounts of the Company and its subsidiaries (if any) with the Manager, during normal business hours of the Company as may be reasonably requested by the Member; provided that such Member shall follow all applicable safety, security and site rules and comply with all Applicable Laws, applicable permits and Prudent Industry Practices when on the Project site.

(d) Upon at least five (5) Business Days prior written notice to the Manager, each Class B Member shall have the right, at its sole cost and expense, to audit all of the books and records of the Manager relating to the Tracking Account and the Target Return. Such audit may be conducted by such Class B Member or its designated Representatives. Each Class B Member shall have the right, upon notice to the Manager, to contest any calculation of the Target Return or any element of the Tracking Accounts. The Members shall thereupon, together, expeditiously and in good faith, attempt to resolve any such dispute. If such dispute shall not be resolved within twenty (20) Business Days after such notice from such Class B Member, any Member may submit the dispute for resolution pursuant to Section 11.11. If such resolution determines that any such calculation was incorrect, the Tracking Account shall be adjusted accordingly, the Class B Member with respect to which such calculation was incorrect shall be reimbursed by the Company for all of its costs and expenses incurred in connection with such audit, and, if affected thereby, the Target Achievement Date shall be adjusted and (x) the Class A Member shall promptly reimburse the Class B Members for any distribution received by the Class A Member which should have been made to the Class B Members, or (y) the Class B Members shall promptly reimburse the Class A Member for any distribution received by the Class B Members which should have been made to the Class A Member

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Section 7.3 Bank Accounts, Notes and Drafts.

(a) The Members acknowledge that the Company may maintain funds in cash, money market funds, certificates of deposit, or other permitted investments as approved by the Members in excess of the insurance provided by the Federal Deposit Insurance Corporation, or other depository insurance institutions, and that the Manager shall not be accountable or liable for any loss of such funds resulting from failure or insolvency of the institution, so long as any such maintenance of funds is at a federally or state chartered banking institution consented to by the Requisite Class B Members. As an initial matter, Requisite Class B Members consent to KeyBank. Each Class B Member shall have access to view the account balance at any time at such bank.

(b) Checks, notes, drafts and other orders for the payment of money shall be signed by such Persons employed by the Manager or its Affiliate as the Manager from time to time may authorize in writing. When the Manager so authorizes, and subject to Applicable Law, the signature of any such Person may be given electronically.

Section 7.4 Financial Statements and Other Reports.

(a) The Company shall maintain true and proper books, records, reports, and accounts in which shall be entered all transactions of the Company. The Company shall also maintain all schedules to this Agreement and shall update such schedules promptly upon receipt of new information relating thereto.

(b) As soon as available, but in any event not later than May 31 of each Fiscal Year, the Company shall furnish each Member a copy of the audited consolidated balance sheet of the Company and its subsidiaries (if any) as at the end of such year and the related audited statements of income, retained earnings and of cash flows for such year, setting forth in each case in comparative form the figures for the previous year and a comparison between the audited balance sheet of the Company and its subsidiaries (if any) and the related statements of operations, shareholders’ equity and cash flows referred to above, all such financial statements audited and certified by independent public accountants acceptable to the Requisite Class B Members. Such financial statement shall be prepared on a consolidated basis if the Company has any subsidiaries during any relevant period of time.

(c) As soon as practicable, but in any event within sixty (60) days after the end of each of the first three (3) quarters of each Fiscal Year, Company shall furnish to each Member unaudited statements of income and cash flows of the Company and its subsidiaries (if any) for such fiscal quarter, and an unaudited balance sheet and a statement of members’ equity of the Company and its subsidiaries (if any) as of the end of such fiscal quarter, all prepared in accordance with GAAP (except that such financial statements may (i) be subject to normal year-end audit adjustments; and (ii) not contain all or any notes thereto that may be otherwise required by GAAP). Such financial statement shall be prepared on a consolidated basis if the Company has any subsidiaries during any relevant period of time.

(d) The Company shall deliver draft Schedule K-1s to the Members prior to March 1 of each Fiscal Year and final Schedule K-1s to the Members prior to March 15 of each Fiscal Year.

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Section 7.5 Partnership Status and Tax Elections.

(a) The Members intend that the Company will be taxed as a partnership for United States federal, state and local income tax purposes. No Member shall elect to be excluded from the application of Subchapter K of Chapter 1 of Subtitle A of the Code or any similar state statute nor elect for the Company to be treated as a corporation, or an association taxable as a corporation, under the Code or any similar state statute.

(b) The Company shall make the following elections or applications on the appropriate Tax Returns or other documentation:

(i) to the extent permitted under Section 706 of the Code, to adopt as the Company’s fiscal year a year that ends on December 31 as long as such fiscal year remains the Company’s “majority interest taxable year,” as defined in Treasury Regulations Section 1.706-1(b)(2);

(ii) to adopt the accrual method of accounting;

(iii) if a distribution of the Company’s property as described in Section 734 of the Code occurs or a transfer of Membership Interest as described in Section 743 of the Code occurs, on request in writing from any Member, to elect, at such Member’s cost, pursuant to Section 754 of the Code to adjust the basis of the Company’s properties;

(iv) to elect to amortize the organizational expenses of the Company ratably over a period of 180 months as permitted by Section 709(b) of the Code;

(v) to make an election with respect to bonus depreciation, if such election is agreed to by the Manager and the Class B Members; and

(vi) any other election the Manager and the Class B Members agree to be appropriate.

Section 7.6 Company Tax Returns. The Manager shall prepare all Tax Returns of the Company in accordance with the Code, provided that the income Tax Returns of the Company shall be subject to the review and approval of the Requisite Class B Members, as provided in this Section 7.6, and the Manager shall retain a nationally recognized accounting firm to advise on such preparation and review. The Manager shall deliver a draft of all income Tax Returns of the Company to the Members not less than thirty (30) calendar days prior to the deadline for filing (taking into account any extensions). The Members may propose revisions to such Tax Returns not more than five (5) Business Days after the date of delivery, and the Manager shall consider and shall incorporate any such revisions so long the revisions are in compliance with Applicable Laws and this Agreement, and no Member is disadvantaged by any such revisions without its written consent. To the extent that any Tax Returns are not prepared in a timely manner as a result of the breach by the Manager of its obligations under this Agreement, the Requisite Class B Members may elect to assume the preparation of any such Tax Return on behalf of and at the expense of the Company, and the Company and Manager shall provide access to all information necessary or useful in such preparation. The Manager may extend the time for filing any Tax Returns as provided for under Applicable Laws, provided that prior notice thereof is given to the Class B Members. Each Member shall provide such information, if any, as may be reasonably needed by the Company for purposes of preparing such Tax Returns; provided that such information is readily available or reasonably can be obtained from regularly maintained accounting records.

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Section 7.7 Tax Matters.

(a) (i) the Manager shall be designated as the “Partnership Representative” within the meaning of Section 6223(a) of the Code (the “Partnership Representative”) and the Manager shall be authorized to take any actions necessary under Treasury Regulations or other guidance to be designated as the Partnership Representative; (ii) subject to Section 7.7(b), the Company and each Member agree that they shall be bound by the actions taken by the Partnership Representative, as described in Section 6223(b) of the Code; (iii) the election set forth in Section 6226(a) of the Code shall be made as provided in Section 7.7(b), and the Members agree to take any action, and furnish the Company, the Manager, and the Partnership Representative with any information necessary, to give effect to such election if made in accordance with such section; and (iv) any imputed underpayment imposed on the Company pursuant to Section 6232 of the Code (and any related interest, penalties or other additions to tax) that the Partnership Representative reasonably determines is attributable to one or more Members (including any former Members), shall be promptly paid by such Members (including any former Members) to the Company (pro rata in proportion to their respective shares of such underpayment) within fifteen (15) days following the Company’s request for payment (and any failure to pay such amount shall result in a subsequent reduction in distributions otherwise payable to such Member); provided, that the Company shall provide the Members with its calculation of the portion of any imputed underpayment applicable to each of the Members and an opportunity to review and comment, which comments shall be considered in good faith by the Company. If the Partnership Representative is not an individual, the Partnership Representative shall appoint a “designated individual” in accordance with Treasury Regulations Section 301.6223-1(b)(3) (the “Designated Individual”).

(b) The Partnership Representative shall (i) keep all Members reasonably and contemporaneously apprised regarding all tax audits, examinations, proceedings and other material tax matters related to the Company or any of its direct or indirect subsidiaries (a “Tax Proceeding”) and (ii) promptly furnish to all Members copies of any and all material documents and correspondence sent or received in connection with any such Tax Proceeding. All Members shall be entitled to be present at, and participate in, any and all meetings and conference calls with respect to any Tax Proceeding. The Partnership Representative shall not settle or otherwise agree to, or cause or permit the Company or any of its direct or indirect subsidiaries to settle or agree to, any matter, determination or outcome without the prior written consent of the Requisite Class B Members, if such resolution would have an adverse effect on any Class B Member or the Company. Notwithstanding the foregoing, unless otherwise agreed to by the Partnership Representative and the Requisite Class B Members, the Partnership Representative shall cause the Company to make an election pursuant to Section 6226 of the Code with respect to any “imputed underpayment” (within the meaning of Section 6225 of the Code) to make the provisions of Section 6225 of the Code inapplicable to such imputed underpayment (a “Section 6226 Election”) to the extent the Company is eligible to make such election; provided, however, that if any Member objects in writing to such Section 6226 Election, and provides an alternative to such Section 6226 Election that is materially more favorable to such Member and no less favorable to the other Members or the Company (as determined by the written Consent of the Members, such consent not to be unreasonably withheld), then the Company shall in good faith pursue such alternative so long as it can be implemented without jeopardizing the Members’ rights to the Section 6226 Election.

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(c) The Company shall indemnify and reimburse the Partnership Representative for all reasonable out-of-pocket expenses, including legal and accounting fees (including tax preparation fees), claims, liabilities, losses and damages, incurred in connection with the exercise of its duties as Partnership Representative.

Section 7.8 Cooperation. Subject to the provisions of this Article VII, each Member shall, at the requesting Member’s expense, provide the other Members with such assistance as may reasonably be requested by such other Members in connection with the preparation of any Tax Return, any audit or other examination by any taxing authority, or any judicial or administrative proceedings relating to the liability for any Taxes with respect to the operations of the Company.

Section 7.9 Fiscal Year. The fiscal year of the Company (the “Fiscal Year”) shall be a year that ends on December 31. The taxable year of the Company will be a year that ends on December 31 as long as such taxable year remains the Company’s “majority interest taxable year,” as defined in Treasury Regulations Section 1.706-1(b)(2), or such other date as required by federal income tax law.

Section 7.10 Member Tax Consistency. Each Member agrees that on such Member’s federal, state, local, foreign, and other income tax returns, such Member shall not take any position with regard to any Company item that is inconsistent with the treatment of such item on the Company’s return, unless otherwise required by applicable law, in which case such Member shall provide prior written notice to the Company of such inconsistency.

ARTICLE VIII

MANAGEMENT

Section 8.1 Management of the Company.

(a) The Manager and Spring Lane shall meet to review the business, operations, finances and prospects of the Company at least bi-weekly or more frequently as requested by Spring Lane, in each case at a mutually agreeable time after reasonable prior notice. Such meetings may include other Members. For the avoidance of doubt, any meeting between Manager and any Member may be via telephone or videoconference, at the request of any such Party. Notwithstanding the foregoing, if Spring Lane has access and meeting rights in connection with the O&M Agreement that are substantially similar to the foregoing, compliance with such rights by the O&M provider under the O&M Agreement shall be deemed to satisfy the requirements under this Section 8.1(a).

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(b) Subject to Section 8.2 and this Section 8.1, the Manager will have responsibility, control and supervision over the day-to-day operation of the Company and all actions with respect to the management and operation of the Company that are those necessary, convenient or incidental for the accomplishment of the purposes of the Company set out in Section 2.3(a) that are not (i) Major Decisions pursuant to Section 8.4 or (ii) decisions reserved to, or subject to the consent of, the Requisite Class B Members, including pursuant to this Section 8.1 and Section 8.5. The Manager shall devote such time to the business and affairs of the Company as is necessary to carry out the Manager’s duties set forth in this Agreement. The Manager shall perform their managerial duties (i) in good faith, (ii) in a manner it believes in good faith to be in the best interests of the Company, (iii) in a manner it believes in good faith to represent the care as an ordinarily prudent person in a like position would exercise under similar circumstances, (iv) without intentional misconduct or a knowing violation of law; and (v) without engaging in any transaction for which it receives a personal benefit in violation or breach of any provision of this Agreement.

(c) Notwithstanding any other provision of this Agreement, (i) in connection with (A) any payment being made by or on behalf of the Company to POCo that is not contemplated in the Shared Facilities Agreement or any other Project Document, (B) any default by POCo under the Shared Facilities Agreement (including the enforcement of any remedies thereunder or the waiver of any such default) or any other Project Document, (C) any consent, approval, waiver, or other material decision pertaining to POCo (including with regard to termination for cause) under the Shared Facilities Agreement or any other Project Document, (D) any matter subject to Section 8.2.2 of the Shared Facilities Agreement or similar provisions in any other Project Document, or (E) matters arising under or affecting any Transaction Documents between the Company on the one hand and Developer or its Affiliates on the other hand, or under any Project Document (each, an “Affiliate Contract”) (for purposes of this clause (c)(i)(E), other than those addressed in clauses (A), (B), (C) and (D) of this Section 8.1(c)) between the Company and POCo, including in its capacity as a Member or Manager hereunder, and including the enforcement, prosecution, waiver, or conduct of any claims, disputes or material rights thereunder or with respect thereto, then, in each case, the Requisite Class B Members shall have the sole right and power to exercise decisions on behalf of the Company, each Class B Member acknowledges, solely for the avoidance of doubt and not in derogation of any right of indemnity or otherwise of the Class B Members hereunder, that neither the Manager nor Class A Member shall have any responsibility or liability of any kind whatsoever for actions taken by the Requisite Class B Members in the exercise of its rights under this Section 8.1(c); provided that, for the avoidance of doubt, in no event shall this Section 8(c) be deemed to limit the Class A Member’s voting rights with respect to any matter falling under the Shared Facilities Agreement or any other Project Document to the extent pertaining to the need for or the nature and substance of any services that happen to be provided by POCo (such as upgrades to the Shared Facilities), as opposed to pertaining directly to POCo (and POCo’s performance) itself; provided that the Class A Member shall be recused from any decision regarding the price paid to POCo with respect to any such services, and (ii) other than in the event of an emergency that requires the Company to take an action within twenty four hours (in which event, the Class B Members shall be promptly notified), the Requisite Class B Members shall have the sole right and power to approve or consent or to refrain from approving or consenting to any amendment, supplement, extension, waiver or other modification to or deviation from any Project Document, excepting from the foregoing requirements under clause (ii) the following: immaterial waivers or modifications, and waivers or modifications to the extent solely affecting the administration, operations or logistics of the Company such that the Company is in a substantially equivalent position consistent with the terms of the applicable Project Document without materially expanding the liabilities of the Company and without materially affecting the Project Budget, the Project Schedule or the assumptions in the Project Pro Forma.

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(d) Notwithstanding anything herein (x) the Manager shall have no obligation to expend any of its own funds in carrying out its duties and obligations under this Agreement if it is not reasonably satisfied, to the extent any amounts are reimbursable hereunder, that such amounts will be timely reimbursed in accordance with the terms hereof, and (y) the Manager shall not be liable for any failure to perform any of its duties or obligations hereunder to the extent that such failure was due to (i) failure of the Class B Members (or the Company, to the extent caused by the Class B Members) to make funds available for such performance as required hereunder, (ii) a Force Majeure Event, or (iii) the breach by any other Person of a Contract where such compliance was inherently a predicate for the performance by Manager of its obligations hereunder; provided, for the avoidance of doubt, that the foregoing exception to Manager’s obligation to perform shall not relieve the other Person of any liability for any such breach.

Section 8.2 Removal of Manager/Changes in Voting. The Requisite Class B Members shall have the right to remove the Manager as Manager at any time upon notice to the Manager and the other Members and replace the Manager with a designee of the Requisite Class B Members selected in a commercially reasonable manner, which may be a Class B Member, if (a) the Manager, Soluna, Developer or POCo, or their respective successors or assigns, or any of their respective Affiliates, is terminated as a service provider under any of the Project Documents or (b) the Requisite Class B Members have concluded in their reasonable judgement that any of the events described in clause (iii) of the definition of “For Reason” are imminently likely to occur with respect to the Manager or Parent. Parent shall notify Spring Lane (i) ten (10) days prior to filing a bankruptcy petition, apply for a receivership, or otherwise institute insolvency proceedings or consenting to the institution of bankruptcy, receivership or insolvency proceedings, or (ii) immediately if it reasonably believes that the events described in clause (iii) of the definition of “For Reason” are imminently likely to occur. In addition, the Requisite Class B Members shall have the right to remove the Manager For Reason, and upon such removal For Reason, any Membership Interest of the removed Manager shall convert automatically into a non-voting membership interest (including that the consent of such Member shall not be required pursuant to Section 8.4); provided that, for the avoidance of doubt, notwithstanding such conversion the Member shall continue to be entitled to the economic rights provided in Articles V and VI.

Section 8.3 Debt. Except as otherwise provided in the Act or by Applicable Law, no Member will be obligated personally for any debt, obligation or liability of the Company or other Members, whether arising in contract, tort or otherwise, solely by reason of being a Member.

Section 8.4 Major Decisions. In addition to any other approval required by Applicable Laws or this Agreement, and subject to Section 8.5(f), the Company shall not, without the consent of the Requisite Class B Members, directly or indirectly take any of the following actions (“Major Decisions”):

(a) amend its limited liability company operating agreement or its certificate of formation, or, subject to Section 8.1(c), any Project Document or Project Schedule;

(b) except as provided in Article IX, issue, sell or exchange, agree to issue, sell or exchange, or reserve or set aside for issuance, sale or exchange, any Membership Interests or interests, or other equity or debt securities (or any securities or instruments convertible or exchangeable into the foregoing) of the Company or any of its subsidiaries (if any);

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(c) repurchase any equity or debt securities (or any securities or instruments convertible into the foregoing) of the Company or any of its subsidiaries (if any);

(d) perform any act that could subject the Members to liability in their capacity as Members;

(e) change the general nature of the business activity of the Company;

(f) execute, modify or terminate, or waive or enforce any material right or claim under, (i) any contract between the Company (or any of its subsidiaries, if any), on the one hand, and the Manager, any Affiliate of the Manager, or employee of the Manager or Affiliate of the Manager, on the other hand, in each case, in which any such Person has a direct or indirect economic interest, or (ii) any Affiliate Contract, unless, in each case, expressly permitted under Section 8.1(c);

(g) create a new subsidiary or invest in any other Person;

(h) delegate any power or authority of the Manager to one or more Persons except as otherwise set forth herein;

(i) make any distribution, other than as set forth in Article VI or Article X;

(j) change the tax classification of the Company or make any material tax election (including as regards tax credits) not specifically provided for in this Agreement;

(k) elect the alternative depreciation system or make any change to any material tax depreciation or accounting methods of the Company that would have a disproportionate, material and adverse impact on any Member;

(l) to confess a judgment against the Company, pursue a claim of the Company against a third party (excluding, for the avoidance of doubt, the Class A Member and its Affiliates), or bring, dismiss, or settle litigation or claims involving the Company (excluding, for the avoidance of doubt, in respect of the Class A Member and its Affiliates);

(m) engage or terminate an auditing firm;

(n) hire or allow for any employees of the Company;

(o) approve, amend, modify, or incur costs in excess of, an Annual Budget or any Project Pro Forma, Project Schedule, and the Project Opex and Capex Budget;

(p) enter into any merger, consolidation, reorganization or other business combination;

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(q) sell, lease, exchange or other disposal of any material assets of the Company; provided that (A) the Company may sell products and services in the ordinary course of business as part of its revenue generation pursuant to business operations that are part of the Annual Budget, and (B) the Company may sell, lease, otherwise transfer or dispose of property or assets that (1) are obsolete, damaged or no longer useful for the business of the Company, (2) are not in excess of $1,000,000 per annum, (3) are cash or cash equivalent investments in a manner consistent with the Project Budget, or (4) are condemned as a result of the exercise of “eminent domain” or other similar policies to the respective governmental authority or agency that has condemned the same (whether by deed in lieu of condemnation or otherwise);

(r) create, issue, or guarantee, or incur or agree to incur, or enter into any agreement, any Indebtedness for borrowed money, other than pursuant to any Financing Documents pursuant to any “Qualifying Debt” (as defined in the Contribution Agreement); and

(s) refinance the Indebtedness and other obligations under the Financing Documents or place Liens on the assets of the Company in connection with such refinancing.

Section 8.5 Special Class B Members’ Powers. The Requisite Class B Members shall have the right, in their sole discretion without the consent of the Class A Member, acting by a vote of the Requisite Class B Members, to cause the Company to:

(a) except as expressly provided elsewhere in this Agreement and for so long as Spring Lane or any of its Affiliates holds any Membership Interests, dissolve the Company;

(b) file a bankruptcy petition, apply for a receivership, or otherwise institute insolvency proceedings or consent to the institution of bankruptcy, receivership or insolvency proceedings, in each case related to the Company;

(c) enter into, modify, or terminate, waive or enforce any right or claim under any agreement or transaction in which the Manager, any Affiliate of the Manager, any employee of Manager or its Affiliates may have a direct or indirect economic interest other than in its capacity as a Member;

(d) except in the case of any such transaction between the Company and a Class B Member or a Class B Affiliate, sell, lease or otherwise dispose of all or substantially all of the Company’s assets, on terms acceptable to the Requisite Class B Members, and in connection with such sale or other disposal, at the election of the Requisite Class B Members, terminate the rights and obligations of the Company under any Shared Facilities Agreement, EPC Agreement, O&M Agreement or Administrative Services Agreement with such termination effective upon payment of the Termination Payment therefor (if applicable); provided that Class B Members shall provide a right of first offer to the Developer in accordance with Section 9.10;

(e) except in the case of any such transaction between the Company and a Class B Member or a Class B Affiliate, enter into or allow the Company to enter into any merger, consolidation, reorganization or other business combination or transaction under Section 9.7, Section 9.8 or Section 9.9, and in connection with such transaction terminate the rights and obligations of the Company under any EPC Agreement, O&M Agreement or Administrative Services Agreement, with such termination effective upon payment of the Termination Payment therefor (if applicable); provided that Class B Members shall provide a right of first offer to the Developer in accordance with Section 9.10;

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(f) if the Class A Member is removed as the Manager, take or refrain from taking any of the actions in Section 8.4(h), Section 8.4(l), Section 8.4(m), and Section 8.4(n);

(g) to confess a judgment against the Company, pursue a claim against the Class A Member or any of its Affiliates, or bring or settle litigation or claims involving the Company or in respect of the Class A Member or its Affiliates;

(h) prepare and send Contribution Requests (as defined in the Contribution Agreement) in accordance with the terms of the Contribution Agreement, and to require the Class B Members to make subsequent Capital Contributions in accordance with the Contribution Agreement; and

(i) take the actions and cause the Company to take the actions specified in Section 8.1(c).

Section 8.6 Costs and Expenses; Compensation. All out-of-pocket costs and expenses reasonably incurred by the Manager in performing its duties as Manager hereunder, including travel and the fees, costs and expenses of accountants and other third party service providers shall be the costs and expenses of the Company and Company shall promptly reimburse the Manager for all such out-of-pocket costs and expenses; provided, that Manager shall not be permitted to pass through any out-of-pocket expense hereunder that (a) Manager has expressly agreed in this Agreement or any other Transaction Document or any Corporate Document to pay on its own account, or (b) that are customary items of overhead (including, without limitation, office supplies, office expenses, office space, employee salaries and benefits, utilities, internet access, cellular phone service, computers, software and tools of the trade used by Manager to perform its management duties) or (c) that are paid pursuant to any Administrative Services Agreement. All out-of-pocket costs and expenses reasonably incurred by the Class B Members in connection with the exercise of their rights and duties pursuant to Section 8.4 or Section 8.5 shall be costs and expenses of the Company, and the Company shall promptly reimburse the Class B Members for all such costs and expenses to the same extent they would be reimbursable to the Manager pursuant to the foregoing sentence.

Section 8.7 Indemnification and Exculpation.

(a) To the fullest extent permitted by Applicable Law, the Company shall exculpate, hold harmless, and indemnify the Manager (only in its capacity as Manager), each Member (only in its capacity as a Member) and their respective members, officers, directors, employees and agents from and against, all claims, suits, demands, injunctions, actions, causes of action, assessments, costs, expenses judgments, awards, liabilities, losses (“Losses”) any of them incur by reason of any act or omission performed or omitted by such Person in good faith, in a manner reasonably believed to be consistent with its rights and obligations under Applicable Law and this Agreement; provided, that this indemnity does not apply to such matters that are attributable to the gross negligence, willful misconduct or fraud, or the breach by such Person in any capacity.

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(b) To the fullest extent permitted by Applicable Law, expenses to be incurred by an indemnified Person under this Section 8.7 shall, from time to time, be advanced by or on behalf of the Company prior to the final disposition of any matter upon receipt by the Company of an undertaking from a Person with sufficient credit capacity to repay such amount if it shall be determined that the indemnified Person is not entitled to be indemnified under this Agreement.

Section 8.8 Power of Attorney. In the event that the Requisite Class B Members approve the issuance of any debt securities, term loan or any Financing Documents, or modifications, amendments or changes to the same, each Party to this Agreement hereby grants a power of attorney to the Manager, and a designee of Spring Lane, and each of them, with full power of substitution, to sign such Financing Documents or related documents on behalf of such Party, including, without limitation, any pledge of membership interests in the Company required by the lender. The power of attorney granted hereunder shall authorize the Manager and a designee of Spring Lane to execute and deliver such documentation referred to in the previous sentence on behalf of any Party failing to do so within five (5) business days of a request by the Company. The power of attorney granted pursuant to this Section 8.8 is given in consideration of the agreements and covenants of the Company and the parties in connection with the transactions contemplated by this Agreement and, as such, each is coupled with an interest and shall be irrevocable unless and until this Agreement terminates or expires. Each party hereto hereby revokes any and all previous proxies or powers of attorney with respect to the matters addressed in the first sentence of this Section 8.8 and shall not hereafter, unless and until this Agreement terminates or expires pursuant to the terms hereof, purport to grant any other proxy or power of attorney with respect to any of the Membership Interests, deposit any of the Membership Interests into a voting trust or enter into any agreement (other than this Agreement), arrangement or understanding with any person, directly or indirectly, to vote, grant any proxy or give instructions with respect to the voting of any of the Membership Interests, in each case, with respect to the matters addressed in the first sentence of this Section 8.8, other than as set forth in Section 9.9(d).

ARTICLE IX

TRANSFERS

Section 9.1 Prohibited Transfers. Each Member may Transfer only in compliance with this Article IX. Any attempted Transfer that does not comply with this Article IX shall be null and void and of no force or effect whatsoever. Notwithstanding the foregoing, the Transfer contemplated by the 2023 Purchase Agreement shall be exempt from the requirements of Sections 9.2(a), (b) and (h), Section 9.9 and Section 9.10.

Section 9.2 Conditions Applicable to All Transfers. Except as otherwise provided in this Article IX, all Transfers of Membership Interests must satisfy the following conditions:

(a) The transferring Member must give notice of the proposed Transfer to the Manager and the other Members not less than 10 Business Days prior to the proposed date for the consummation of the proposed Transfer; provided that, with respect to any Transfer by a Class B Member, such Class B Member must also give notice to the Manager and the other Members promptly upon commencing a marketing process for the sale of Class B Membership Interests and promptly upon entering into advanced negotiations with a third party with respect to the Transfer of Class B Membership Interests;

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(b) The transferring Member and the prospective transferee must each execute, acknowledge and deliver to the Company an assignment and assumption agreement substantially in the form set forth in Exhibit B hereto with respect to such Transfer and such other instruments as are reasonably satisfactory in form and substance to the other Members to effect such Transfer and confirm the transferor’s intention that the transferee become a Member in its place with respect to the Membership Interests so transferred, and the prospective transferee makes the representations, warranties and covenants set forth in Section 3.9 as of the date of such Transfer;

(c) The Transfer will not violate any Applicable Law;

(d) The transferee is not a Disqualified Transferee;

(e) The Transfer will not cause the Company to be classified as a corporation or publicly traded partnership for federal income tax purposes;

(f) The Transfer will not cause the assets of the Company to be treated as tax-exempt use property within the meaning of Section 168(h) of the Code;

(g) For Transfers by the Class A Member of the Class A Member’s interests, the Transfer shall have been approved in writing by the Requisite Class B Members in their sole discretion, unless such Transfer is made in compliance with Section 9.9;

(h) For Transfers by any Class B Member, the Class B Member has made all of the contributions contemplated to be made by such Class B Member under the Contribution Agreement; provided that, this restriction shall not apply if the transferee has reasonably demonstrated that they have the ability to make all remaining Capital Contributions required of the transferring Class B Member (an “Eligible Transferee”); provided further that any transferee that has (i) a long-term credit rating of at least BBB- by Standard & Poor’s and Baa3 by Moody’s, (ii) a Tangible Net Worth of at least $25,000,000, or (iii) has provided a parent guaranty from an entity that meets the requirements set forth in clause (i) or (ii), which guaranty is in form and substance reasonably acceptable to the Class A Member, shall be deemed to be an Eligible Transferee; and

(i) For Transfers by any Class B Member, such Transfer is not to a Prohibited Class B Entity.

Section 9.3 Additional Requirements of Transfer. As additional conditions to the validity of any transfer of a Membership Interest, such transfer shall not: (a) violate the Act, (b) violate the registration provisions of the Securities Act of 1933, as amended from time to time, or the securities laws of any jurisdiction, (c) cause the Company to register as an “investment company” under the Investment Company Act of 1940, as amended from time to time, and the rules and regulations of the Securities and Exchange Commission thereunder, (d) result in the Company being classified as a “publicly traded partnership” under the Code or treated as an entity other than a partnership for federal income tax purposes or (e) be to a “benefit plan investor” (as defined in the Plan Assets Regulation), unless such transfer would not result in all or any portion of the assets of the Company constituting “plan assets” for purposes of ERISA. The Company may require reasonable evidence as to the satisfaction of any of the foregoing conditions, including a favorable opinion of tax counsel on behalf of the transferor Member.

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Section 9.4 Transfer Expenses. All reasonable documented, out of pocket costs and expenses incurred by the Class B Members, its Affiliates or the Company for the benefit of all holders of Membership Interests in connection with a Sale of the Company in accordance with the applicable terms hereof (whether or not consummated), including all attorneys’ fees and expenses, all accounting fees and charges and all finders, brokerage or investment banking fees, charges or commissions, will be paid by the Company, and, if not paid by the Company, borne by the Members based upon the pro rata share of the proceeds to which each Member is entitled to receive under Section 6.1(a) such that proceeds from any Sale of the Company will be distributed pursuant to Section 6.1(a) as if they had been distributed after giving effect to such costs and expenses.

Section 9.5 Non-Compliant Transfer. Any proposed Transfer of a Membership Interest that does not satisfy the conditions for such Transfer set forth in this Agreement shall be null and void ab initio and shall not be recognized by the Company for any purpose. Unless and until all of the requirements of this Agreement have been satisfied with respect to a proposed Transfer of a Membership Interest, the Company shall (a) continue to treat the transferor of such Membership Interest as the sole owner of the Membership Interest for all purposes hereunder and incur no liability for allocations or distributions made to such transferor with respect to such Membership Interest, (b) make no allocations or distributions to the proposed transferee with respect to such Membership Interest, (c) not furnish to such transferee any tax, financial or other information regarding the Company with respect to such Membership Interest and (d) not otherwise treat such proposed transferee as the legal or equitable owner of such Membership Interest, except and only to the extent as required by Applicable Law.

Section 9.6 Transferee Members.

(a) A transferee of a Membership Interest that is admitted as a substitute Member in accordance with this Agreement shall succeed to the rights and obligations of the transferor of such Membership Interest under this Agreement and Applicable Law with respect to such Membership Interest as of immediately prior to the effective time of such admission and, as of such effective time, any Unfunded Commitment and the Capital Account of such transferor. The Capital Contributions and the Capital Account balance of the transferee with respect to such Membership Interest shall equal the Capital Contribution and the Capital Account balance of the transferor with respect to such Membership Interest as of immediately prior to such time.

(b) Any transferee of all or part of any Membership Interests pursuant to a Transfer made in accordance with this Agreement shall be admitted to the Company as a Member only upon its execution of a joinder agreement in form and substance reasonably satisfactory to the other Members.

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Section 9.7 Tag-Along.

(a) In the event that a Member (a “Selling Member”) seeks or otherwise receives and wishes to accept an offer by a third party to purchase forty percent (40%) or more of its Membership Interest (other than a Class B Affiliate), and without limitation of the consent right in Section 9.2(g), or if the Class A Member is the Selling Member and the transferee is not an Affiliate of the Selling Member, then such Selling Member shall give written notice, specifying the cash purchase price and the other material terms of such offer (and providing a copy of the proposed agreement for such purchase and sale if then available) (“Tag-Along Notice”), to all Tag-Eligible Members, and such Tag-Eligible Members and the Selling Member shall have the right to participate in the proposed sale on a pro rata basis calculated as set forth in Section 9.7(c) on terms and conditions no less favorable to the Tag-Eligible Members than those applicable to the Selling Member, exercisable by delivery of written notice delivered to the Selling Member (the “Tag Along Election”), within ten (10) Business Days following receipt of the Tag Along Notice (the “Election Period”), which Tag Along Election shall be irrevocable, and shall be for the sale of all of the Membership Interest of the electing Tag-Eligible Member set forth in the Tag Along Election (a “Tag Along Sale”).

(b) If a Tag-Eligible Member delivers the Tag Along Election (any such Member, a “Tag Along Member”), then such Tag Along Member shall be irrevocably bound (subject to the terms and conditions set forth set forth in the definitive documentation for such purchase and sale) to sell its Membership Interests on terms and conditions no less favorable to the Tag Along Member than those applicable to the Selling Member (taking into account the differences in rights, obligations and values between Class B Membership Interests and Class A Membership Interests), unless otherwise agreed to in writing by such Tag Along Member in its sole discretion. The proceeds of such Tag Along Sale shall be allocated to the Selling Member and the Tag Along Member in the amounts as would have been distributed had the proceeds been distributions pursuant to Section 6.1(a) and further provided that any proceeds held in escrow pursuant to such sale shall not constitute sale proceeds until released from such escrow for payment to the Selling Member and the Tag Along Member (which proceeds shall be so applied at the time of release from such escrow).

(c) In order to be entitled to participate pursuant to a Tag Along Election, each Tag Along Member shall agree to make and shall make to the proposed transferee substantially the same representations, warranties, covenants, indemnities and agreements as the Selling Member agrees to make to the purchaser of the Selling Member’s Membership Interests and agree to the same conditions as the Selling Member agrees (except that, in the case of representations, warranties, covenants, indemnities, agreements and conditions pertaining specifically to the Selling Member, each Tag Along Member shall make comparable representations, warranties, covenants, indemnities and agreements and shall agree to comparable conditions, in each case to the extent applicable and pertaining specifically to itself and only to itself); provided, that all representations, warranties, covenants, indemnities and agreements shall be made by Members severally and not jointly; and provided further, that the liability for indemnification, in addition to being several and not joint, shall be allocated pro rata based on the decrease in the amount of the aggregate consideration each such Member would receive in such Tag Along Sale if the amount of the aggregate consideration to be distributed was reduced by the aggregate amount of such obligations (i.e., reverse waterfall), other than as to such liability in respect of the representations and warranties made to the transferee as to itself and its properties and liability in respect of its performance of its obligations to the transferee, as to which its liability shall not be limited by such allocation, and as to which no other Member shall have liability unless otherwise agreed in writing. Members’ liability in respect of such transfer will not exceed such Member’s Proceeds, except that in the case of potential liability for fraud or willful misconduct by such Member, such Member shall bear the full liability therefor.

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(d) The closing of the purchase of the Membership Interests with respect to which a Tag Along Election has been made will take place concurrently with the closing of the sale of the Selling Member’s Interests. The closing of such sale shall take place at a time and place to be designated by mutual agreement between the Selling Member and the applicable purchaser; provided, that the date designated for such closing shall be within ninety (90) days following the end of the Election Period unless otherwise agreed by the Selling Member and the Tag Along Member. The net proceeds of the sale of the Membership Interests in such Tag Along Sale shall be distributed to the applicable Members as if such sale were a liquidation of the Company in the amounts and order of priority in accordance with Section 6.1.

Section 9.8 Sale of Projects.

(a) If the Requisite Class B Members seek or otherwise receive and wish to accept an offer for the sale, lease or other disposal of all or substantially all of the Company’s assets, then the Requisite Class B Members shall have the right to require the Company to sell, lease or otherwise dispose of all of the Company’s assets, on terms acceptable to the Requisite Class B Members in accordance with Section 8.5(d), and the proceeds of such sale, lease or disposal shall be promptly first applied to then outstanding obligations of the Company in accordance with Section 6.7, and thereafter distributed to the Class B Members and the Class A Member as distributions pursuant to Section 6.1(a) and further provided that any proceeds held in escrow pursuant to such sale, lease or disposal shall not constitute sale proceeds until released from such escrow for distribution first to any outstanding obligations of the Company in accordance with Section 6.7, and thereafter in accordance with Section 6.1(a) (and which proceeds shall be so applied at the time of release from such escrow). In connection with any such sale, lease or other disposal of all or substantially all of the Company’s assets, the Requisite Class B Members shall have the right to cause the Company to terminate the O&M Agreement or Administrative Services Agreement of the Company, subject to the payment of the applicable Termination Payment, if any. Notwithstanding the foregoing, the Class B Members shall provide a right of first offer to the Developer in accordance with Section 9.10 and will ensure that proceeds from such transaction are distributed to the Class A Member in accordance with Article VI.

Section 9.9 Special Provisions Relating to Sales of the Company.

(a) In the event of a sale or exchange by the Members of all or substantially all of the Membership Interests held by the Members (whether by sale, merger, recapitalization, reorganization, consolidation, combination or otherwise), each Member shall receive in exchange for the Membership Interests transferred by such Member (provided that, as provided in Section 9.9(b), owners of the Class B Member Corporate Investment Vehicles may deliver the capital stock, other equity interests and all outstanding indebtedness of such Class B Member Corporate Investment Vehicles in lieu of such Membership Interests), the same portion of the aggregate consideration from such sale or exchange that such Member would have received if such aggregate consideration had been distributed by the Company in complete liquidation pursuant to the rights and preferences set forth in Section 6.1(a) as in effect immediately prior to such sale or exchange; provided that any proceeds held in escrow pursuant to such sale or exchange shall not constitute sale proceeds until released from such escrow for payment to the Class B Members and the Class A Member (which proceeds shall be so applied at the time of release from such escrow). Each Member shall take all necessary or desirable actions in connection with such distribution of the aggregate consideration from such sale or exchange as requested by the Requisite Class B Members. Notwithstanding anything to the contrary in this Agreement, proceeds of the sale of the Membership Interests of the Class B Members shall not be distributed pursuant to Section 6.1 hereof in the event that substantially all of the Membership Interests are being sold pursuant to a Tag Along Sale if the Class A Member is not participating in a Tag Along Sale pursuant to Section 9.7, and such proceeds shall be paid to the Class B Members with no obligation to distribute any such proceeds to the Class A Member.

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(b) Without limiting the generality of the foregoing or any other provision of this Agreement (including the requirements of the conditions specified in Section 9.7 and this Section 9.9), it is understood and agreed that the following structure for a Sale of the Company with respect to the Class B Members shall be implemented by the Company and approved by the Manager and each Member if so requested by the Requisite Class B Members: a Sale of the Company in which the purchaser or purchasers acquire(s) separately each of the following: (i) all Membership Interests of the Company other than the Membership Interests held by the Class B Member Corporate Investment Vehicles; and (ii) all outstanding capital stock, other equity interests and all outstanding indebtedness of the Class B Member Corporate Investment Vehicles and/or all of their options, warrants and/or other rights to acquire equity interests in the Company (which options, warrants or rights the purchaser or purchasers will then exercise). The price to be paid to the owners of the debt and equity securities of the Class B Member Corporate Investment Vehicles will be the aggregate value of all Membership Interests held, directly or indirectly, by such Class B Member Corporate Investment Vehicle (as if all options, warrants and/or other rights to acquire equity interests in the Company had been exercised) as if all such Membership Interests were directly sold in such transaction plus the amount of any cash held by the Class B Member Corporate Investment Vehicle. If such structure is implemented, then the relevant Class B Member(s) shall be deemed to include the stockholders and other securities holders of such Class B Member Corporate Investment Vehicle and the Membership Interests held by such Class B Member Corporate Investment Vehicle shall be determined based on the indirect sale of such Membership Interests by such holders. For the sake of clarity, the value of each Membership Interest sold or exchanged pursuant to Section 9.7 or Section 9.9 shall be determined by (i) calculating the aggregate equity value of the Company after taking into account the benefit of any step-up in basis attributable to the purchase of all of the Membership Interests and all of the debt and equity securities of the Class B Member Corporate Investment Vehicles and (ii) allocating to each such Membership Interests, whether sold directly or pursuant to the sale of all of the debt and equity securities of the Class B Member Corporate Investment Vehicles, the same portion of the aggregate consideration from such sale or exchange that would have been allocated to such Membership Interest if such aggregate consideration had been distributed by the Company in complete liquidation pursuant to the rights and preferences set forth in Section 6.1(a) as in effect immediately prior to such sale or exchange. Notwithstanding anything in this Agreement to the contrary, the Class B Members may Transfer to any Class B Member Corporate Investment Vehicle, in connection with an Approved Sale, Class B Membership Interests representing such Class B Member Corporate Investment Vehicle’s indirect interest in the Company and the holders of such Class B Member Corporate Investment Vehicle shall be entitled to sell their outstanding capital stock, other equity interests and outstanding indebtedness of the Class B Member Corporate Investment Vehicles as set forth in Section 9.9(a) and this Section 9.9(b). Such Transfer may be made through a series of Transfers between any Persons who hold an interest in any Class B Member, directly or indirectly, between such Class B Member and such Class B Member Corporate Investment Vehicle, as the case may be. Notwithstanding anything in this Agreement to the contrary, in connection with any Transfer of equity securities of any Person held by the Company, a Class B Member may direct the Company to distribute such applicable portion of such equity securities indirectly held by a Class B Member Corporate Investment Vehicle to such Class B Member in accordance with Section 6.1(a), a Class B Member may Transfer such equity securities to such Class B Member Corporate Investment Vehicle, or through a series of Transfers between any Persons who hold an interest in such Class B Member, directly or indirectly, between such Class B Member and such Class B Member Corporate Investment Vehicle, as the case may be, and the holders of such Class B Member Corporate Investment Vehicle shall be entitled to sell their outstanding capital stock, other equity interests and outstanding indebtedness of such Class B Member Corporate Investment Vehicles at the same price per equity security as the equity securities being sold by the Company (such price to be paid to the holders of the debt and equity securities of such Class B Member Corporate Investment Vehicle).

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(c) If the Requisite Class B Members approve, or notify the Company of the Requisite Class B Members’ desire to pursue (or initiate a process to effect), a Sale of the Company in accordance with Sections 8.5(d) or (e) (an “Approved Sale”) to an unaffiliated Person (and in any event, not including an entity that is an investment vehicle managed by any Class B Member or an Affiliate of such Class B Member or the general partners of such Class B Member), each Member (including, for these purposes, the owners of debt or equity securities of Class B Member Corporate Investment Vehicles): (i) shall vote for (if such Member is entitled to vote thereon), consent to (to the extent required or requested) and raise no objections against such Approved Sale; (ii) waive any dissenters or appraisal rights with respect to such Approved Sale; (iii) shall not make any claim with respect to or take any action that is reasonably likely to hinder or cause an adverse effect on such Approved Sale, (iv) to the extent requested by such Class B Member, shall become a party to, and cause the Company to become party to, any applicable purchase agreement, agreement of merger, consolidation or reorganization, or other agreement to effect the Sale of the Company, (v) shall take all actions necessary or required to consummate the Sale of Company, and (vi) the Company and each Member shall consummate such Approved Sale on the terms and conditions so approved. Notwithstanding any provision of this Agreement to the contrary, no authorization or approval of the Manager or any Member other than the Requisite Class B Members shall be required to approve and authorize an Approved Sale. In connection with any Approved Sale, the Company, the Manager, each Subsidiary of the Company, each Representative and each Member (solely in such Person’s capacity as such), to the extent within such Member’s control, shall take all necessary or reasonably desirable actions in connection with the consummation of the Approved Sale and any related transactions (including any auction or competitive bid process in connection with or preceding such Sale of the Company) as requested by the Requisite Class B Members (at the Company’s expense, including: (i) causing the Company to retain investment bankers and other advisors selected by the Requisite Class B Members; (ii) participating in management meetings and preparing pitchbooks and confidential information memorandums; (iii) furnishing information and copies of documents; (iv) filing, on behalf of the Company or the Class B Members, reasonably necessary applications, reports, returns, filings and other documents or instruments with Governmental Authorities relating to the Company; (v) providing assistance with legal, accounting, tax, financial, benefits and other forms of due diligence; and (vi) otherwise reasonably cooperating with the Requisite Class B Members (who shall control all decisions in connection with such Approved Sale by the Requisite Class B Members (including the hiring or terminating of any investment bank or other professional advisor(s), if any)), the prospective buyer(s), any investment bankers, consultants or other professional advisors who have been retained in connection with such Approved Sale and their respective representatives. Without limiting the foregoing, the obligations of each Member with respect to an Approved Sale shall not in any way be limited or otherwise affected by the amount, nature, form or terms of the consideration to be paid in any Approved Sale, even if such Approved Sale results in no consideration being paid or payable to such Member. Each Member must agree to make to the proposed transferee substantially the same representations, warranties, covenants, indemnities and agreements as approved by the Requisite Class B Members and agree to the same conditions as approved by the Requisite Class B Members (except that, in the case of representations, warranties, covenants, indemnities, agreements and conditions pertaining specifically to the Class B Members, the other Members shall make comparable representations, warranties, covenants, indemnities and agreements and shall agree to comparable conditions, in each case to the extent applicable and pertaining specifically to itself and only to itself); provided, that all representations, warranties, covenants, indemnities and agreements shall be made by the Members severally and not jointly and provided further, that the liability for indemnification, in addition to being several and not joint, shall be allocated pro rata based on the decrease in the amount of the aggregate consideration each such Member would receive in such Sale of the Company if the amount of the aggregate consideration to be distributed was reduced by the aggregate amount of such obligations (i.e., reverse waterfall), other than as to such liability in respect of the representations and warranties made to the transferee as to itself and its properties and liability in respect of its performance of its obligations to the transferee, as to which its liability shall not be limited by such allocation, and as to which no other Member shall have liability unless otherwise agreed in writing. Members’ liability in respect of such transfer will not exceed such Member’s Proceeds, except that in the case of potential liability for fraud or willful misconduct by such Member, such Member shall bear the full liability therefor.

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(d) Each Member shall promptly take all necessary or reasonably desirable actions requested by the Requisite Class B Members in connection with, and in order to expeditiously consummate, such Approved Sale and any related transactions, including executing, acknowledging and delivering transfer agreements, sale agreements, escrow agreements, consents, assignments, customary releases (including general releases (with customary exclusions), whether relating to the Company or its Affiliates or otherwise), waivers and other documents or instruments. Solely with respect to any Approved Sale, each Member hereby: (i) appoints Spring Lane or its designee as its representative in connection with any sale agreement with customary provisions (including the right to resolve any potential indemnification claims or other disputes on behalf of all (but not less than all) Members, execute and deliver all amendments, waivers, releases, and other documents, necessary, proper, required, contemplated or deemed advisable by Spring Lane, receive and distribute funds (including in making payments of expenses) and receiving notices) and (ii) irrevocably grants to, and appoints, Spring Lane or its designee, such Member’s proxy and attorney-in-fact (with full power of substitution), for and in the name, place and stead of such Member, to (A) vote the Membership Interests held by such Member, (B) to grant a consent or approval in respect of such Membership Interests, in connection with any meeting of the Members or any action by written consent in lieu of a meeting of the Members with respect to an Approved Sale or (C) to transfer such Member’s Membership Interests in the Approved Sale and to execute any purchase (or similar) agreement or other documentation required to consummate such transfer in the Approved Sale or otherwise required or contemplated by this Section 9.9. Each Member hereby affirms that the irrevocable proxy set forth in this Section 9.9(d) is given to secure the performance of the duties of such Member under this Agreement in connection with an Approved Sale. Each Member hereby further affirms that the irrevocable proxy set forth in this Section 9.9(d) is coupled with an interest and irrevocable.

(e) Notwithstanding anything to the contrary contained herein, at the Requisite Class B Members may determine, in good faith, that the proceeds with respect to a Sale of the Company may be withheld from any Member pending the execution of the deliveries set forth in Section 9.7 and Section 9.9, as applicable, or that the posting of such Member’s pro rata share of any security as the Requisite Class B Members deem reasonably necessary to cover any purchase price adjustments, indemnification or such other obligations of the Company or a Member as set forth in this Section 9.9 in connection with such Sale of the Company.

(f) The Requisite Class B Members shall, in their sole discretion, decide whether or not to pursue, consummate, postpone or abandon any Approved Sale and the terms and conditions thereof. None of the Members, the Representatives of any Member nor any of their Affiliates shall have any liability to any other Members arising from, relating to or in connection with the pursuit, consummation, postponement, abandonment or terms and conditions of any such Approved Sale except to the extent any such Person shall have failed to comply with the provisions of this Section 9.9. To the maximum extent permitted by law, in connection with any Sale of the Company, each Member hereby waives all claims (including any claims for breach of fiduciary duty (which has been eliminated pursuant to Section 3.5(b)), but excluding claims based on fraud, bad faith or willful misconduct) arising out of or related to any Sale of the Company, including claims relating to the fairness of the Sale of the Company, the price paid for the Membership Interests in such Sale of the Company, the process or timing of such Sale of the Company, or any similar claims arising from or relating to a Sale of the Company and, without limiting the foregoing, acknowledges and agrees such Member is not entitled to any dissenter’s rights, appraisal rights or similar rights under Section 18-210 of the Act or otherwise.

(g) In no manner shall this Section 9.9 be construed to grant to any Member any dissenters rights or appraisal rights or give any Member any right to vote in any Approved Sale, including any Approved Sale structured as a merger or consolidation and each Member grants to the Class B Members the sole right to approve or consent to an Approved Sale, including an Approved Sale structured as a merger or consolidation of the Company, without approval or consent of the Members (other than the Class B Members).

(h) If any Member fails to deliver any certificates representing its Membership Interests as required by this Section 9.9, or in lieu thereof to deliver, a customary affidavit attesting to the loss or destruction of such certificate(s), upon consummation of the Approved Sale, such Member will not be entitled to the consideration they would otherwise receive in the Approved Sale until such failure is cured (provided that, after curing such failure, such Member will be so entitled to such consideration).

(j) This Agreement shall terminate as to the Class A Member, Class B Members and Manager as of the consummation of any Sale of the Company, but shall survive until any payments due to the Class A Member and the Class A Member from the proceeds of such transaction shall have been irrevocably paid in full.

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(k) For the avoidance of doubt, neither the Class A Member nor the Class B Members shall be required to enter into any non-compete in connection with any sale pursuant to this Section 9.9.

Section 9.10 Class A Member Right of First Offer. If at any time during the term of this Agreement the Company or any Class B Member receives a bona fide offer from a third party to purchase all or substantially all of the assets or outstanding equity interests in the Company or the Project (collectively, the “Covered Transactions”), the Company or the Class B Member(s), as the case may be, will promptly and in any event within five (5) Business Days deliver to the Developer written notice describing such offer (including with such notice all material, non-confidential information and material terms thereof) (the “ROFO Notice”). Developer will have the right (“Right of First Offer”), by written notice to the Company and/or the Class B Members, as the case may be, within ten (10) Business Days following receipt of the ROFO Notice (“Exercise Notice”) to elect to enter into a transaction with the Company and/or the Class B Members, as the case may be, in lieu of such third party. Developer and the Company and/or the Class B Members, as the case may be, will close the Transactions not later than forty-five (45) days after the date of the Exercise Notice or at such other time as the parties may agree in writing. If Developer does not send a timely Exercise Notice to the Company and/or the Class B Members, as the case may be, then the Company and/or the Class B Members, as the case may be, will have the right to enter into the original Covered Transaction with the third party that prompted the ROFO Notice; provided that if no transaction is entered into by the Company and/or the Class B Members, as the case may be, and such third party within one hundred twenty (120) days after the date of the ROFO Notice, then Developer’s Right of First Offer will remain in effect with respect to any offer subsequently made by or to a third party and the process above will be repeated. Upon the consummation of a Covered Transaction as permitted herein, the Company and/or the Class B Members, as the case may be, shall provide written notice to the Developer and the Developer’s Right of First Offer shall be terminated.

ARTICLE X

DISSOLUTION AND WINDING-UP

Section 10.1 Events of Dissolution. The Company shall be dissolved upon the first to occur of the following (each a “Dissolution Event”):

(a) the written consent of (i) each of the Members or (ii) the Requisite Class B Members pursuant to Section 8.5(a), to dissolve the Company, but only on the effective date of dissolution specified by the Members or the Requisite Class B Members, as the case may be, in such writing at the time of such consent;

(b) entry of a decree of judicial dissolution under Section 18-802 of the Act;

(c) the issuance of a final, nonappealable court order which makes it unlawful for the business of the Company to be carried on; or

(d) the termination of the legal existence of the last remaining Member of the Company or the occurrence of any other event which terminates the continued membership of the last remaining Member of the Company unless the Company is continued in a manner permitted by this Agreement or the Act.

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Section 10.2 Distribution of Assets.

(a) The Members hereby appoint the Manager to act as the liquidator upon the occurrence of one of the events in Section 10.1, provided that the Requisite Class B Members shall have the right to appoint at any time after such event a replacement liquidator, which may not be any Class B Member, and such replacement shall serve as the liquidator. Upon the occurrence of such an event, the liquidator will proceed diligently to wind up the affairs of the Company and make final distributions as provided herein and in the Act. The liquidator may sell, and will use commercially reasonable efforts to obtain the best possible price for, any or all Company property, including to Members.

(b) Promptly after the termination of the Company, the liquidator shall cause to be prepared and furnished to the Members a statement setting forth the assets and liabilities of the Company as of the date of termination. The liquidator shall liquidate the properties of the Company in an orderly and businesslike manner as promptly as possible and shall update the Tracking Accounts to allocate the proceeds thereof (and related liabilities) to the Company in a reasonable manner, and apply and distribute the proceeds thereof in the following order of priority:

(i) to the payment of the expenses of liquidation;

(ii) to payment of the debts and liabilities of the Company;

(iii) to the establishment of such reserves as the liquidator shall deem reasonably necessary for the contingent or unforeseen obligations of the Company, said retained funds to be held by said Company for the purpose of distributing such reserves in payment of the contingent and unforeseen liabilities should they become due and payable, the balance remaining from said retained funds to be distributed to the Members at such time as the liquidator shall deem advisable;

(iv) to the Members as distributions in accordance with Section 6.1(a).

(c) The distribution of cash to a Member in accordance with the provisions of this Section 10.2 constitutes a complete return to the Member of its Capital Contributions and a complete distribution to the Member on its Membership Interests in the Company of all the Company’s property and constitutes a compromise to which all Members have consented within the meaning of Section 18-502(b) of the Act. If the assets of the Company remaining after the payment or discharge of the debts and liabilities of the Company are insufficient to return Capital Contributions of each Member, such Member shall have no recourse against the Company or any other Member.

Section 10.3 In-Kind Distributions. There shall be no distribution of assets of the Company in-kind without the written affirmative consent of each Member.

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Section 10.4 Certificate of Cancellation.

(a) When all debts, liabilities and obligations have been paid and discharged or adequate provisions have been made therefor and all of the remaining property and assets have been distributed to the Members, a certificate of cancellation shall be executed and filed by the liquidator with the Secretary of State of the State of Delaware, which certificate shall set forth the information required by Section 18-203 of the Act.

(b) Upon the filing of the certificate of cancellation, the existence of the Company shall cease.

(c) All costs and expenses in fulfilling the obligations under this Article X shall be borne by the Company.

ARTICLE XI

MISCELLANEOUS

Section 11.1 Notices. Unless otherwise provided herein, any offer, acceptance, election, approval, consent, certification, request, waiver, notice or other communication required or permitted to be given hereunder (collectively referred to as a “Notice”), shall be in writing and delivered (a) in person, (b) by registered or certified mail with postage prepaid and return receipt requested, (c) by recognized overnight courier service with charges prepaid or (d) by facsimile or electronic mail transmission, directed to the intended recipient at the address of such Member set forth on Schedule 4.2(d) attached hereto (as applicable) or at such other address as any Member hereafter may designate to the others in accordance with a Notice under this Section 11.1. Copies of such Notices, which shall not constitute notice for purposes of this Agreement, shall be provided by the means noted above to the persons designated for such copies on such Schedule 4.2(d). A Notice or other communication will be deemed delivered on the earliest to occur of (i) its actual receipt when delivered in person, (ii) the fifth (5th) Business Day following its deposit in registered or certified mail, with postage prepaid, and return receipt requested, (iii) the second (2nd) Business Day following its deposit with a recognized overnight courier service or (iv) the date of receipt of a facsimile or electronic mail or, if such date of receipt is not a Business Day, the next Business Day following such date of receipt, provided the sender can and does provide evidence of successful transmission. Any Notice or other communication received on a day that is not a Business Day or later than 5:00 p.m. on a Business Day shall be deemed to be received on the next Business Day.

Section 11.2 Amendment. Except for an amendment of Schedule 4.2(d) hereto in accordance with the terms of this Agreement, an amendment of Annex I in accordance with Section 3.1(a), and a Transfer of Membership Interests and the admission of a new Member in accordance with the terms of this Agreement, this Agreement may only be amended, restated, supplemented or otherwise modified by an instrument in writing duly executed by each of the Manager and the Requisite Class B Members. Notwithstanding the foregoing, this Agreement may not be amended, modified or terminated and the observance of any term hereof may not be waived with respect to any Class B Member without the written consent of such Class B Member, unless such amendment, modification, termination, or waiver applies to all Class B Members in the same fashion. No amendment hereto may reduce the rights of, increase the liabilities of or otherwise adversely and disproportionately affect any Member without the consent of such Member.

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Section 11.3 Partition. Each of the Members hereby irrevocably waives, to the extent it may lawfully do so, any right that such Member may have to maintain any action for partition with respect to the Company property.

Section 11.4 Waivers and Modifications. Any waiver or consent, express, implied or deemed, to or of any breach or default by any Person in the performance by that Person of its obligations with respect to the Company or any action inconsistent with this Agreement is not a consent or waiver to or of any other breach or default in the performance by that Person of the same or any other obligations of that Person with respect to the Company or any other such action. Failure on the part of a Person to insist in any one or more instances upon strict performance of any provisions of this Agreement, to take advantage of any of its rights hereunder, or to declare any Person in default with respect to the Company, irrespective of how long that failure continues, does not constitute a waiver by that Person of its rights with respect to that Person or its rights with respect to that default until the applicable statute of limitations period has lapsed. All waivers and consents hereunder shall be in writing duly executed by the mutual consent of the Members and shall be delivered to the other Members in the manner set forth in Section 11.1.

Section 11.5 Severability. Except as otherwise provided in the next succeeding sentence, every term and provision of this Agreement is intended to be severable, and if any term or provision of this Agreement is found by a court of competent jurisdiction to illegal or invalid, such illegality or invalidity shall not affect the legality or validity of the remainder of this Agreement.

Section 11.6 Successors; No Third-Party Beneficiaries. This Agreement is binding on and inures to the benefit of the Members and their respective heirs, legal representatives, successors and permitted assigns. Nothing in this Agreement shall provide any benefit to any third party (other than the Company) or entitle any third party (other than the Company) to any claim, cause of action, remedy or right of any kind, it being the intent of the Members that this Agreement shall not be construed as a third-party beneficiary contract. To the full extent permitted by law, no creditor or other third party having dealings with the Company shall have the right to pursue any other right or remedy hereunder or at law or in equity, it being understood and agreed that the provisions of this Agreement shall be solely for the benefit of, and may be enforced solely by, the parties hereto and their respective successors and permitted assigns. None of the rights or obligations of the Members herein set forth to make Capital Contributions or loans to the Company shall be deemed an asset of the Company for any purpose by any creditor or other third party.

Section 11.7 Entire Agreement. This Agreement, including the schedules attached hereto or incorporated herein by reference, constitutes the entire agreement of the Members with respect to the matters covered herein. This Agreement supersedes all prior agreements and oral understandings among the parties hereto with respect to such matters. Upon the effectiveness of this Agreement, the Existing LLCA shall be deemed amended and restated and superseded and replaced in its entirety by this Agreement, and shall be of no further force or effect.

Section 11.8 Governing Law. This Agreement and all matters arising out of or in connection herewith shall be governed by and construed in accordance with the laws of the State of Delaware, excluding any conflict of laws rule or principle that might refer the governance or construction of this Agreement to the law of another jurisdiction. The Members irrevocably submit to the non-exclusive jurisdiction of any state or federal court in the State of Delaware with respect to any action or proceeding arising out of or relating to any such Dispute. Each Member irrevocably and unconditionally waives trial by jury in any action, suit or proceeding hereunder.

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Section 11.9 Further Assurances. In connection with this Agreement and the transactions contemplated hereby, each Member shall execute and deliver any additional documents and instruments and perform any additional acts that may be reasonably required or useful to carry out the intent and purpose of this Agreement and as are not inconsistent with the terms hereof.

Section 11.10 Counterparts. This Agreement may be executed in any number of counterparts, each of which may be delivered by facsimile transmission or electronically in .PDF format and each of which shall be an original but all of which together will constitute one instrument, binding upon all parties hereto, notwithstanding that all of such parties may not have executed the same counterpart. Delivery of an electronic counterpart shall be effective as manual delivery thereof.

Section 11.11 Dispute Resolution.

(a) This Section 11.11 shall apply to any dispute arising under or related to this Agreement (whether arising in contract, tort or otherwise, and whether arising at law or in equity), including (a) any dispute regarding the construction, interpretation, performance, validity or enforceability of any provision of this Agreement or whether any Person is in compliance with, or breach of, any provisions of this Agreement, and (b) the applicability of this Section 11.11 to a particular dispute. Any dispute to which this Section 11.11 applies is referred to herein as a “Dispute.” With respect to a particular Dispute, each Member that is a party to such Dispute is referred to herein as a “Disputing Member”.

(b) If a Dispute arises, the Disputing Members shall attempt to resolve such Dispute through the following procedure: (i) first, the representatives of each of the Disputing Members shall promptly meet (whether by phone or in person) in a good faith attempt to resolve the Dispute; (ii) second, if the Dispute is still unresolved after twenty (20) calendar days following the commencement of the negotiations described in Section 11.11(b)(i), then the designated executive officer of each Disputing Member shall meet (whether by phone or in person) in a good faith attempt to resolve the Dispute; and (iii) third, if the Dispute is still unresolved after ten (10) calendar days following the commencement of the negotiations described in clause (ii), then any Disputing Member may seek any and all remedies available to it at law or in equity; provided, however, that if the subject matter of a Dispute is primarily of an accounting or financial nature, or is related to the calculation of any amounts or the determination of the amount or proportionate allocation of any distribution, any such Dispute (a “Calculation Dispute”) shall be referred for adjudication to a firm of certified public accountants of national or regional repute mutually acceptable to the Members (the “Independent Calculation Agent”), and the determination of the Independent Calculation Agent shall be binding. The fees and expenses of the Independent Calculation Agent shall be borne 50% by the Company and 50% by the Member that is the substantially non-prevailing Party.

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Section 11.12 Confidentiality and Publicity.

(a) Confidential Information. Subject to the remaining provisions of this Section 11.12, the Members shall, and shall cause their Affiliates and their respective stockholders, members, Subsidiaries and Representatives to, hold confidential all information they may receive from or on behalf of the other Members concerning the Class A Member, Developer, the Class B Members, the Company, the other parties to the Project Documents, and their respective assets, business, operations or prospects or this Agreement (the “Confidential Information”); provided, that Confidential Information shall not include information that (i) becomes generally available to the public other than as a result of a disclosure by a recipient Member or any of its Representatives, or (ii) becomes available to a recipient Member or any of its Representatives on a non-confidential basis prior to its disclosure by the Company or its Representatives. In addition, each Member acknowledges its obligations under the United States federal securities laws. If a party becomes compelled by legal or administrative process to disclose any Confidential Information, such party shall, to the extent permitted by Applicable Laws, provide the other Members with prompt Notice so that the other Members may seek a protective order or other appropriate remedy or waive compliance with the non-disclosure provisions of this Section 11.12 with respect to the information required to be disclosed. If such protective order or other remedy is not obtained, or such other Members waive compliance with the non-disclosure provisions of this Section 11.12 with respect to the information required to be disclosed, the first party shall furnish only that portion of such information that it is advised, by opinion of counsel, is legally required to be furnished and shall exercise reasonable efforts, at the disclosing Member’s expense, to obtain reasonable assurance that confidential treatment will be accorded such information.

(b) Disclosure to Representatives. Notwithstanding Section 11.12(a), a Member may disclose Confidential Information received by it to its employees, consultants, legal counsel, lenders or other agents who have a need to know such information in connection with the Transaction Documents; provided that such Member informs each such Person who has access to the Confidential Information of the confidential nature of such Confidential Information, the terms of this Agreement, and that such terms apply to them, and the Member shall be responsible for the disclosure by any such Person in violation of this Section 11.12.

(c) Disclosure by Member. Notwithstanding the other provisions of this Section 11.12 but subject to Section 11.12(d), Members may disclose Confidential Information to any of its Affiliates, its current or prospective direct or indirect investors and equity owners, prospective lenders and, provided such Persons are party to a reasonable non-disclosure agreement, to prospective parties to a Sale of the Company or prospective parties to one or more transactions pursuant to Section 9.7, Section 9.8 or Section 9.9.

(d) Publicity. No Member shall may make any public announcement or issue any press release respecting the Company, the transaction contemplated by the Transaction Documents, or any Project, that references the other Member or any of its Affiliates without the consent of such other Member.

Section 11.13 Joint Efforts. To the fullest extent permitted by law, neither this Agreement nor any ambiguity or uncertainty herein will be construed against or in favor of any of the parties hereto, whether under any rule of construction or otherwise, by virtue of the fact that such party had primary drafting responsibility for such Agreement. On the contrary, this Agreement has been prepared by the joint efforts of the respective attorneys for, and has been reviewed by, each of the parties hereto.

Section 11.14 Recourse Only to Party. The sole recourse of the Company for performance of the obligations of any party hereto shall be against such party and its assets and not against any assets or property of any present or future stockholder, partner, member, officer, employee, servant, executive, director, agent, authorized representative or Affiliate thereof.

Section 11.15 Rule of Interpretation Regarding Manager Deliveries. Whenever in this Agreement the Manager is required to deliver or “make available” to the Members any draft, report, document, instrument, or copy of any of the foregoing (including any revisions to any of the foregoing, and to Tracking Accounts) (collectively “deliverables”) the posting of any such deliverable to a secure electronic dataroom maintained by or at the behest of Manager and to which the Members have access, shall in all respects constitute such document having been delivered or made available.

Section 11.16 Effectiveness. Upon execution of this Agreement by the Parties, the Existing LLCA shall be deemed amended and restated and superseded and replaced in its entirety by this Agreement.

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IN WITNESS WHEREOF, the parties, each a Member, have caused this Limited Liability Company Agreement to be signed by their respective duly authorized officers as of the date first above written.

COMPANY:

Soluna DVSL ComputeCo, LLC
By:

By:
Name:
Title:

SIGNATURE PAGE TO SOLUNA DVSL COMPUTECO, LLC

LIMITED LIABILITY COMPANY AGREEMENT

IN WITNESS WHEREOF, the parties, each a Member, have caused this Limited Liability Company Agreement to be signed by their respective duly authorized officers as of the date first above written.

DEVELOPER:

Soluna DV Devco, LLC

By:
Name:
Title:

SIGNATURE PAGE TO SOLUNA DVSL COMPUTECO, LLC

LIMITED LIABILITY COMPANY AGREEMENT

IN WITNESS WHEREOF, the parties, each a Member, have caused this Limited Liability Company Agreement to be signed by their respective duly authorized officers as of the date first above written.

SPRING LANE:

Soluna SLC Fund I Projects Holdco, LLC

By:
Name:
Title:

SIGNATURE PAGE TO SOLUNA DVSL COMPUTECO, LLC

LIMITED LIABILITY COMPANY AGREEMENT

IN WITNESS WHEREOF, the parties, each a Member, have caused this Limited Liability Company Agreement to be signed by their respective duly authorized officers as of the date first above written.

PARENT:

SOLUNA HOLDINGS, INC.

By:
Name:
Title:

SIGNATURE PAGE TO SOLUNA DVSL COMPUTECO, LLC

LIMITED LIABILITY COMPANY AGREEMENT

Annex I

Members and Membership Interests

Class A Member	Number of Class A Membership Interests Owned	Percentage of Class A Membership Interests Owned

Name: Soluna DV Devco, LLC Address: 325 Washington Ave. Extension Albany, NY 12205 518-218-2550 Attention: CFO Email: DVnotice@soluna.io	100	100%

Class B Members	Number of Class B Membership Interests Owned	Percentage of Class B Membership Interests Owned

Name: Soluna SLC Fund I Projects Holdco, LLC Address: 100 Cambridge Street Suite 1802 Boston, MA 02114 Attention: Rob Day Email: rob@springlanecapital.com	39,719,988	85.4%
Name: Soluna Holdings, Inc. Address: 325 Washington Ave. Extension Albany, NY 12205 518-218-2550 Attention: CFO Email: DVnotice@soluna.io	6,790,537	14.6%
TOTAL:	46,510,525	100.00%

Copies of Notices to the Class A Member (which shall not constitute notice) to:

Norton Rose Fulbright US LLP

1301 Avenue of the Americas

New York, New York 10019-6022

Attention: Christine Brozynski

Copies of Notices to the Class B Members (which shall not constitute notice) to:

Mintz, Levin, Cohn, Ferris, Glovsky & Popeo, P.C.

One Financial Center

Boston, MA 02111

Attention: Sahir Surmeli and Ayaz Shaikh

Annex I-1

Schedule 4.2(d)

Initial Capital Accounts

Member Name	Initial Capital Contribution		Capital Account Balance	Percentage Interest
Soluna DV Devco, LLC	$100		$100	100% of the Class A Membership Interests
Soluna SLC Fund I Projects Holdco, LLC	$3,851,317.42		$3,851,317.42	32.2% of the Class B Membership Interests
Soluna Holdings, Inc.	$8,112,548.64	(1)	$8,112,548.64	67.8% of the Class B Membership Interests

(1)	$8,112,548.64 of which has been deemed to be contributed to the Company by Parent through payment of capital expenditures and development costs made on behalf of the Company by Parent prior to the date hereof.

Current Capital Accounts

Member Name	Capital Contribution		Capital Account Balance		Percentage Interest
Soluna DV Devco, LLC	$100		$100		100% of the Class A Membership Interests
Soluna SLC Fund I Projects Holdco, LLC		(1)		(1)	85.4% of the Class B Membership Interests
Soluna Holdings, Inc.		(1)(2)		(1)(3)	14.6% of the Class B Membership Interests

(1)	To be determined by Spring Lane and the Parent and agreed upon in writing no later than March 31, 2023.

(2)	$8,112,548.64 of which has been deemed to be contributed to the Company by Parent through payment of capital expenditures and development costs made on behalf of the Company by Parent prior to the date hereof.

(3)	Parent’s Capital Account Balance shall not exceed 14.6% of the total Capital Account Balance attributable to the Class B Members.

Schedule 4.2(d)-1

Schedule 9.2(i)

Prohibited Class B Entities

1.	Compute North LLC and its Affiliates
2.	Lancium Technologies Corporation and its Affiliates
3.	Priority Power Management, LLC and its Affiliates
4.	Rhodium Enterprises, Inc. and its Affiliates
5.	Marathon Digital Holdings, Inc. and its Affiliates

Schedule 4.2(d)-2

Exhibit A

FORM OF CLASS A MEMBERSHIP INTEREST CERTIFICATE

Soluna DVSL ComputeCo, LLC,

a Delaware limited liability company

THIS CERTIFICATE EVIDENCES A CLASS A MEMBERSHIP INTEREST IN Soluna DVSL ComputeCo, LLC AND SHALL BE A SECURITY FOR THE PURPOSES OF ARTICLE 8 OF THE UNIFORM COMMERCIAL CODE AS IN EFFECT IN THE STATE OF DELAWARE. THIS SECURITY HAS NOT BEEN REGISTERED OR QUALIFIED PURSUANT TO THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE AND MAY BE OFFERED AND SOLD ONLY IF SO REGISTERED AND QUALIFIED OR IF AN EXEMPTION FROM SUCH REGISTRATION AND QUALIFICATION EXISTS.

No. [__]

THIS CERTIFIES THAT [________] is the owner of [_______ (___)] fully paid and non-assessable Class A Membership Interests (as defined in the LLC Agreement referred to herein) in Soluna DVSL ComputeCo, LLC, a Delaware limited liability company (the “Company”) and certain other rights in connection therewith in the Company, as set forth in the Amended and Restated Limited Liability Company Agreement of the Company, dated as of August 5, 2022, as amended, restated, modified and supplemented from time to time (the “LLC Agreement”). Such Class A Membership Interests are not transferable except as provided in the LLC Agreement and are otherwise subject to the terms and conditions of the LLC Agreement.

THIS CERTIFICATE is not negotiable or transferable except in connection with the transfer of the Class A Membership Interests evidenced hereby as provided in and in accordance with the LLC Agreement; provided, however, that this Certificate, when coupled with an assignment in the form set forth on the reverse hereof or attached hereto or otherwise sufficient to convey an interest in the Company, duly executed in blank or assigned to the named assignee, may be deposited with the Secretary of the Company and shall constitute direction by the registered owner of this Certificate to the Secretary to register the change of ownership of the Class A Membership Interests evidenced hereby to such assignee and to issue a new Certificate reflecting such change of ownership to such assignee subject to any restrictions on Transfer in the LLC Agreement. The Class A Membership Interests in the Company shall constitute “securities” within the meaning of (i) Article 8 of the Uniform Commercial Code as in effect from time to time in the State of Delaware and (ii) the law of any other applicable jurisdiction that presently or hereafter is substantially similar to such Article 8.

This Certificate has been executed by a duly authorized officer of the Company and the issuance recorded in its limited liability company books as of the [__] day of [___________], 20[_].

Soluna DVSL ComputeCo, LLC,
a Delaware limited liability company

By:
Name:
Title:

[(REVERSE OF CERTIFICATE)]

ASSIGNMENT OF MEMBERSHIP INTEREST

FOR VALUE RECEIVED, the undersigned (the “Assignor”) hereby assigns, conveys, sells and transfer unto

(Please insert taxpayer identification number of Assignee)	(Please print name and address)

all rights and interest of the Assignor in Soluna DVSL ComputeCo, LLC represented by Certificate No. [__] and irrevocably constitutes and appoints __________________ as its attorney-in-fact with full power of substitution in the premises to transfer the same on the books of Soluna DVSL ComputeCo, LLC.

Dated:	[________________],
a [_________________]

By:
Name:
Title:

THIS SECURITY HAS NOT BEEN REGISTERED OR QUALIFIED PURSUANT TO THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE AND MAY BE OFFERED AND SOLD ONLY IF SO REGISTERED AND QUALIFIED OR IF AN EXEMPTION FROM SUCH REGISTRATION AND QUALIFICATION EXISTS.

FORM OF CLASS B MEMBERSHIP INTEREST CERTIFICATE

Soluna DVSL ComputeCo, LLC,

a Delaware limited liability company

THIS CERTIFICATE EVIDENCES A CLASS B MEMBERSHIP INTEREST IN Soluna DVSL ComputeCo, LLC AND SHALL BE A SECURITY FOR THE PURPOSES OF ARTICLE 8 OF THE UNIFORM COMMERCIAL CODE AS IN EFFECT IN THE STATE OF DELAWARE. THIS SECURITY HAS NOT BEEN REGISTERED OR QUALIFIED PURSUANT TO THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE AND MAY BE OFFERED AND SOLD ONLY IF SO REGISTERED AND QUALIFIED OR IF AN EXEMPTION FROM SUCH REGISTRATION AND QUALIFICATION EXISTS.

No. [__]

THIS CERTIFIES THAT [________] is the owner of [_______ (___)] fully paid and non-assessable Class B Membership Interests (as defined in the LLC Agreement referred to herein) in Soluna DVSL ComputeCo, LLC, a Delaware limited liability company (the “Company”) and certain other rights in connection therewith in the Company, as set forth in the Amended and Restated Limited Liability Company Agreement of the Company, dated as of August 5, 2022, as amended, restated, modified and supplemented from time to time (the “LLC Agreement”). Such Class B Membership Interests are not transferable except as provided in the LLC Agreement and are otherwise subject to the terms and conditions of the LLC Agreement.

THIS CERTIFICATE is not negotiable or transferable except in connection with the transfer of the Class B Membership Interests evidenced hereby as provided in and in accordance with the LLC Agreement; provided, however, that this Certificate, when coupled with an assignment in the form set forth on the reverse hereof or attached hereto or otherwise sufficient to convey an interest in the Company, duly executed in blank or assigned to the named assignee, may be deposited with the Secretary of the Company and shall constitute direction by the registered owner of this Certificate to the Secretary to register the change of ownership of the Class B Membership Interests evidenced hereby to such assignee and to issue a new Certificate reflecting such change of ownership to such assignee subject to any restrictions on Transfer in the LLC Agreement. The Class B Membership Interests in the Company shall constitute “securities” within the meaning of (i) Article 8 of the Uniform Commercial Code as in effect from time to time in the State of Delaware and (ii) the law of any other applicable jurisdiction that presently or hereafter is substantially similar to such Article 8.

This Certificate has been executed by a duly authorized officer of the Company and the issuance recorded in its limited liability company books as of the [__] day of [___________], 20[_].

Soluna DVSL ComputeCo, LLC,
a Delaware limited liability company

By:
Name:
Title:

[(REVERSE OF CERTIFICATE)]

ASSIGNMENT OF MEMBERSHIP INTEREST

FOR VALUE RECEIVED, the undersigned (the “Assignor”) hereby assigns, conveys, sells and transfer unto

(Please insert taxpayer identification	(Please print name and address)
number of Assignee)

all rights and interest of the Assignor in Soluna DVSL ComputeCo, LLC represented by Certificate No. [__] and irrevocably constitutes and appoints __________________ as its attorney-in-fact with full power of substitution in the premises to transfer the same on the books of Soluna DVSL ComputeCo, LLC.

Dated:	[________________],
a [_________________]

By:
Name:
Title:

THIS SECURITY HAS NOT BEEN REGISTERED OR QUALIFIED PURSUANT TO THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE AND MAY BE OFFERED AND SOLD ONLY IF SO REGISTERED AND QUALIFIED OR IF AN EXEMPTION FROM SUCH REGISTRATION AND QUALIFICATION EXISTS.

Exhibit B

FORM OF ASSIGNMENT AND ASSUMPTION AGREEMENT

ASSIGNMENT AND ASSUMPTION AGREEMENT

This ASSIGNMENT AND ASSUMPTION AGREEMENT (this “Agreement”) is made as of this [__] day of [_________], by and among [____________________], a [_____________] (the “Assignor”) and [____________________], a [_____________] (the “Assignee”). Capitalized terms used in this Agreement but not defined in this Agreement shall have the meanings ascribed to such terms in the LLC Agreement (defined below).

RECITALS:

WHEREAS, the Assignor is a Class [_] Member of Soluna DVSL ComputeCo, LLC, a Delaware limited liability company (the “Company”);

WHEREAS, Article IX of the Fourth Amended and Restated Limited Liability Company Agreement of Soluna DVSL ComputeCo, LLC, dated as of March 8, 2023 (the “LLC Agreement”) by and among the Members party thereto, permits, under certain circumstances, the Transfer of the Assignor’s Membership Interest in the Company;

WHEREAS, the Assignor has agreed to sell, grant, convey, transfer, assign and deliver to the Assignee (or its designee), and the Assignee has agreed to purchase, accept and assume (or will cause its designee to purchase, accept and assume), all [or a portion thereof] of the rights, duties and obligations of the Assignor with respect to its Membership Interest in the Company.

NOW, THEREFORE, for value received, in consideration of the agreements herein contained and other good and valuable consideration, receipt and sufficiency thereof being hereby acknowledged, the parties hereto hereby agree as follows:

Assignment. The Assignor hereby irrevocably sells, grants, conveys, transfers, assigns, and delivers unto Assignee (or its designee), without recourse to the Assignor, all [or a portion thereof] of the Assignor’s rights, title and interest in and to Assignor’s Membership Interest in the Company (the “Assigned Interest”). The Assignor hereby irrevocably delegates, without recourse by Assignee to the Assignor, any and all duties, obligations, responsibilities, claims, demands and other commitments in connection with the Assigned Interest, as applicable, unto Assignee.

Acceptance of Assignment. Assignee hereby irrevocably purchases, accepts and assumes the Assigned Interest and from the date hereof agrees to be admitted to the Company as a Member of the Company, to perform and be bound by all the terms, conditions and covenants of and assumes the duties and obligations of the Assignor with respect to the Assigned Interest.

Representations and Warranties of Assignor. The Assignor hereby represents and warrants to the Assignee as follows:

The Assignor (i) is duly organized and validly existing under the laws of its jurisdiction of organization or incorporation; (ii) is in good standing under such laws; and (iii) has full power and authority to execute, deliver and perform its obligations under this Agreement.

Exhibit B-1

The rights and duties assigned by the Assignor pursuant to this Agreement are not subject to any prior sale, transfer, assignment or participation by the Assignor or any agreement to assign, convey, transfer or participate, in whole or in part.

Representations and Warranties of Assignee. The Assignee hereby represents and warrants to the Assignor as follows:

The Assignee (i) is duly organized and validly existing under the laws of its jurisdiction of organization or incorporation; (ii) is in good standing under such laws; (iii) has full power and authority to execute, deliver and perform its obligations under this Agreement.

LLC Agreement Requirements.

Assignee’s notice address for purposes of the LLC Agreement is: [___________________].

Assignee hereby ratifies the LLC Agreement and confirms that the representations, warranties and covenants in Section 3.9[(a)][c]1 of the LLC Agreement are and will be true and correct with respect to Assignee as of the Effective Date and the date hereof.

Assignee hereby assumes and agrees to perform each of the covenants of the Assignor from and after the date of this Agreement.

Each of Assignor and Assignee hereby represents and warrants that the Transfer contemplated by this Agreement is in accordance with all Applicable Laws and does not violate any provision of applicable securities laws.

Each of Assignor and Assignee hereby represents and warrants that the Transfer contemplated by this Agreement will not (i) violate any securities laws or any other applicable federal or state laws or the order of any court having jurisdiction over the Company or any of its assets or any Project; or (ii) cause the Company to be classified as a corporation or publicly traded partnership for federal income tax purposes.

Admission. The admission of Assignor shall be effective upon (a) the execution by Assignor and Assignee of this Agreement, the delivery of the respective counterpart signature pages to the other party; and (b) the execution and delivery by Assignee of a Joinder Agreement, to the Company, in the form attached hereto as Exhibit A.

Further Assurances. The Assignor agrees to execute and deliver to the Assignee such further instruments as the Assignee may deem necessary to make effective this Agreement and the covenants contained herein.

Severability. The invalidity of unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision hereof, each of which shall remain in full force and effect.

Conflicts. In the event of any conflict or inconsistency between the terms of the LLC Agreement and the terms hereof, the terms of the LLC Agreement shall govern.

Third Party Beneficiaries. For purposes of Sections 3, 4 and 5 of this Agreement, the Company and each of its Members are express third-party beneficiaries. Such rights are in addition to the Company’s and Members’ rights under the LLC Agreement, none of which are waived.

Governing Law. THIS AGREEMENT, AND MATTERS ARISING IN CONNECTION HEREWITH, INCLUDING THE INTERPRETATION, CONSTRUCTION, VALIDITY AND ENFORCEABILITY HEREOF, WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, EXCLUDING ANY CONFLICTS OF LAW RULE OR PRINCIPLE THAT MIGHT REFER THE GOVERNANCE OR CONSTRUCTION OF THIS AGREEMENT TO THE LAW OF ANOTHER JURISDICTION.

Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall constitute an original, but all of which counterparts together shall constitute one and the same instrument.

[REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

1 Contingent on whether Transferor is a Class A or Class B Member.

Exhibit B-2

IN WITNESS WHEREOF, the parties hereto have each caused this Assignment and Assumption Agreement to be duly executed by their respective officers thereunto duly authorized as of the date set forth above.

ASSIGNOR
[		],
a[		]

By:
Name:
Title:

ASSIGNEE:
[ ],
a [ ]

By:
Name:
Title:

Exhibit B-3

EXHIBIT A

TO ASSIGNMENT AND ASSUMPTION AGREEMENT

FORM OF JOINDER AGREEMENT

Reference is hereby made to that certain Fourth Amended and Restated Limited Liability Company Agreement of Soluna DVSL ComputeCo, LLC (the “Company”), dated as of March 8, 2023, as may be amended, restated, supplemented, or otherwise modified from time to time (the “LLC Agreement”). The undersigned hereby agrees to be joined as a member of the Company and agrees to be bound by each of the terms and conditions of the LLC Agreement pursuant to and in accordance with Article IX thereof.

This Joinder to Fourth Amended and Restated Limited Liability Company Agreement of Soluna DVSL ComputeCo, LLC (this “Joinder”) is made by the undersigned as of the [__] day of [________] (the “Effective Date”), and shall be made a part of the LLC Agreement and attached thereto as of the Effective Date.

IN WITNESS WHEREOF, the undersigned has executed this Joinder as of the Effective Date.

[ _________________________________],

a [ ________________________________]

By:
Name:
Title:

Exhibit B-4